UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2013

Dear Shareholder:

You are cordially invited to attend the Company’s 2013 Annual Meeting of Shareholders, which will be held on Wednesday, May 8, 2013, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 1001 Summit Boulevard, N.E., Atlanta, Georgia 30319.

The official Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the annual meeting and the various matters on which you are being asked to vote.

As is our custom, a brief report will be made immediately after the annual meeting on the Company’s 2012 activities and the outlook for 2013. We hope you will be able to attend the annual meeting. Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.

On behalf of our Board of Directors, officers, and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Jeffrey T. Bowman
President and Chief Executive Officer

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held at the Company’s headquarters, 1001 Summit Boulevard, N.E., Atlanta, Georgia, 30319, on Wednesday, May 8, 2013, at 2:00 p.m. Eastern Time, for the following purposes:

1. To elect nine (9) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To approve, on an advisory basis, the compensation paid to certain of the Company’s executive officers in 2012;

3. To approve the Crawford & Company U.K. Sharesave Scheme, as amended, pursuant to which the Company will be authorized to issue an additional 1,000,000 shares of Class A Common Stock of the Company thereunder;

4. To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2013 fiscal year; and

5. To transact any and all other such business as may properly come before the annual meeting, including any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated March 29, 2013. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 5, 2013 are entitled to vote at the annual meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2013:

The proxy statement and our 2012 annual report are available at https://materials.proxyvote.com/224633. If you need directions to the annual meeting, please call (404) 300-1000.

By Order of The Board of Directors,

Allen W. Nelson,
Secretary

Atlanta, Georgia

March 29, 2013

It is important that your shares of Class B Common Stock be represented at the annual meeting whether or not you are able to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope, or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the annual meeting.

This Proxy is being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 8, 2013

The 2013 Annual Meeting of Shareholders of Crawford & Company, and any adjournment or postponement thereof (the “Annual Meeting”), will be held at the headquarters of the Company, located at 1001 Summit Boulevard, N.E., Atlanta, Georgia 30319 on Wednesday, May 8, 2013 at 2:00 p.m., Eastern Time. This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about April 5, 2013. Our Annual Report to Shareholders for the fiscal year ended December 31, 2012 is also being delivered with this Proxy Statement and is also being made available on the Internet at the web address above.

Why am I being furnished this Proxy Statement and Proxy?

You are being furnished this Proxy Statement and the accompanying Proxy Card, or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy.

All holders of the Company’s Class B Common Stock on the Record Date, described below, are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. Only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.

What is the purpose of a Proxy?

If you sign and return the Proxy, you are appointing J.T. Bowman, W.B. Swain and A.W. Nelson as your representatives at the Annual Meeting. Messrs. Bowman, Swain and Nelson will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy. This way, your shares will be voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting so that we can ensure we have enough votes to conduct business at the Annual Meeting.

Who is furnishing the Proxy Statement and Proxy?

The Board of Directors of the Company is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting.

How do I know if I am entitled to vote? What is a record date?

Only shareholders of record of our Class B Common Stock as of the close of business on March 5, 2013, which we refer to as the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting.

How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?

As of the Record Date, we had outstanding 24,690,172 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.

Other than with respect to voting rights, what are the differences between Class A Common Stock and Class B Common Stock?

The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the Class A Common Stock than on the Class B Common

Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct business at the Annual Meeting, we must have a quorum at the Annual Meeting, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:

•	voted over the Internet or by telephone in advance of the Annual Meeting,

•	properly submitted via Proxy (even if the Proxy does not provide voting instructions) in advance of the Annual Meeting, or

•	present at the Annual Meeting and voted in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner (described below) does not vote on a particular proposal because the registered holder does not have or declines to exercise discretionary voting power with respect to that particular proposal and has not received voting instructions from the beneficial owner. Please note that registered holders which have not received voting instructions from the beneficial owner may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent auditor. Registered holders are not entitled to exercise discretionary voting authority with respect to any other matters to be voted upon at the Annual Meeting.

On what items am I being asked to vote?

You are being asked to vote on four items:

•	the election of nine (9) directors;

•	the advisory approval of the compensation of certain of our executive officers;

•	the approval of the addition of 1,000,000 authorized shares of Class A Common Stock to the Crawford & Company U.K. Sharesave Scheme, as amended; and

•	the ratification of Ernst & Young LLP as our independent auditor for our 2013 fiscal year.

How may I vote on each of the matters to be considered at the Annual Meeting?

With respect to the election of directors, you may:

•	vote FOR all nominees;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) director nominees. Cumulative voting is not permitted. The nine nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld, abstentions and broker non-votes, will have no effect on the outcome of the election of directors.

With respect to the advisory approval of the compensation of certain of our executive officers, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

With respect to the approval of the addition of 1,000,000 authorized shares of Class A Common Stock to the Crawford & Company U.K. Sharesave Scheme, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

With respect to the ratification of our independent auditor, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the votes cast is required for each of the advisory approval of the compensation of certain of our executive officers and the ratification of the appointment of the Company’s independent auditor. With respect to each of these items, shareholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.

The affirmative vote of a majority of the votes cast is also required to approve of the addition of 1,000,000 authorized shares of Class A Common Stock to the Crawford & Company U.K. Sharesave Scheme, as amended. In addition, New York Stock Exchange, or “NYSE,” rules require that the total votes cast on the proposal to approve the Crawford & Company U.K. Sharesave Scheme, as amended, represent greater than 50% of the shares of Class B Common Stock outstanding as of the Record Date. Under New York Stock Exchange rules, abstentions will be treated as votes cast on this proposal, but broker non-votes will not. As a result, abstentions will be treated as a vote against the approval of the Crawford & Company U.K. Sharesave Scheme, as amended, and broker non-votes will have no effect on the outcome of the vote on this matter.

How do I vote?

In order for us to ensure we have sufficient votes to conduct business at the Annual Meeting, we request that you vote by one of the following methods as soon as possible. You may also thereafter attend the Annual Meeting and vote your shares in person.

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed Proxy, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your Proxy unless it is properly revoked by you.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on the Proxy. Telephone voting is available 24 hours a day until May 7, 2013, and the procedures are designed to authenticate votes cast by using a personal identification number located on your Proxy. The procedures allow you to give a Proxy to vote your shares and to confirm that your instructions have been properly recorded.

•

Voting by Internet.    You also may vote your shares through the Internet by signing on to the website identified on the Proxy and following the procedures described on the website. Internet voting is available 24 hours a day until May 7, 2013, and the procedures are designed to authenticate votes cast by using a personal identification number located on your Proxy. The procedures allow you to give a Proxy to vote your shares and to confirm that your instructions have been properly recorded.

What if I change my mind after I vote by Proxy?

Any shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by the giving of another Proxy by mail bearing a later date or thereafter voting by phone or the Internet, or written notification of the revocation to the Corporate Secretary, Legal Department, Crawford & Company, P. O. Box 5047, Atlanta, Georgia 30302. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.

What if I return my Proxy but do not provide voting instructions?

If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees, FOR the advisory approval of the compensation of certain of our executive officers, FOR the approval of the addition of 1,000,000 authorized shares of Class A Common Stock to the Crawford & Company U.K. Sharesave Scheme, as amended, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditor of the Company for the 2013 fiscal year, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

We encourage shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under NYSE rules to vote their beneficial holders’ shares if the beneficial holders do not provide voting instructions. When a brokerage firm votes a beneficial holder’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. At the Annual Meeting, the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for the 2013 fiscal year is considered a routine matter.

On “non-routine” matters, if a brokerage firm has not received voting instructions from a beneficial holder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes are counted for purposes of establishing a quorum to conduct business at a meeting, but not for determining the number of shares voted for or against the non-routine matter. At the Annual Meeting, the proposals relating to the election of directors, the advisory approval of the compensation of certain of our executive officers and the approval of the addition of 1,000,000 authorized shares of Class A Common Stock to the Crawford & Company U.K. Sharesave Scheme, as amended, are considered non-routine matters.

How can I obtain a copy of the 2012 Annual Report?

Our Annual Report to the Shareholders (which includes our Annual Report on Form 10-K) (“Annual Report”) for the fiscal year ended December 31, 2012 is enclosed herewith. Our Annual Report on Form 10-K, filed with the Securities and Exchange Commission, or “SEC,” and our Annual Report are available free of charge upon written request to the Corporate Secretary, Legal Department, Crawford & Company, P. O. Box 5047, Atlanta, Georgia 30302 and on the Company’s web site www.crawfordandcompany.com.

Who is paying the expenses of this solicitation?

The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our officers, employees or directors. We will also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company’s Class B Common Stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees and Voting

Currently, the Board of Directors is fixed at nine members and, in accordance therewith, the Board has nominated the nine persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified. Each nominee is a current director who was elected by the shareholders at the Company’s previous annual meeting on May 9, 2012. If, at the time of the Annual Meeting, any of the nominees should be unable or unwilling to serve, the persons named in the Proxy may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term until the next annual meeting and until his or her successor is elected and qualified.

Nominee Information

The following gives certain information as to each person nominated by our Board of Directors for election as a director:

Harsha V. Agadi, age 50, is the Executive Chairman of Quiznos, LLC, a quick service sandwich chain, a position he has held since February 2012. From August 16, 2010 until February 10, 2012, Mr. Agadi was Chairman and Chief Executive Officer of Friendly’s Ice Cream Corp., a restaurant chain which provides sandwiches and ice cream desserts. From December 26, 2004 until December 2, 2009, Mr. Agadi was President and Chief Executive Officer of Church’s Chicken, a franchised quick service chicken restaurant. In addition, since 2000 Mr. Agadi has served as Chairman and Chief Executive Officer of GHS Holdings, LLC, an investing and restaurant consulting business. He serves on the boards of Quiznos, LLC, The Krystal Company and Orient Express Hotels, Ltd. Mr. Agadi was appointed as a member of the Board on August 3, 2010. The Board believes Mr. Agadi’s experience in establishing global brands and improving the operations of companies he has led qualifies him to serve as a director of the Company.

P. George Benson, age 66, is the President of the College of Charleston, a position he has held since February 2007. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. Dr. Benson has served as a member of the Board of Directors since September 1, 2005. Dr. Benson also serves as a member of the boards of directors of Primerica, Inc. and AGCO, Inc. Dr. Benson’s distinguished professional background in academics and leadership positions at the College of Charleston and University of Georgia, together with the experience he brings to the Board as a director of the Company for more than seven years, led to the Board’s decision to nominate Dr. Benson for reelection to our Board.

Jeffrey T. Bowman, age 59, is the President and Chief Executive Officer of the Company, a position he has held since January 1, 2008. Prior to that, from January 1, 2006 he was Executive Vice President and Chief Operating Officer – Global Property & Casualty of the Company and was in charge of the Company’s then-existing U.S. Property & Casualty and International Operations segments, which segments have subsequently been realigned. From April 1, 2001 to December 31, 2005, he was President of Crawford & Company International, Inc. managing the Company’s international operations. He has served as a member of the Board of Directors since February 5, 2008. Mr. Bowman has a designation of Fellow of the Certified Chartered Accountants from the United Kingdom based Association of Chartered Certified Accountants. The Board believes Mr. Bowman’s executive leadership, and the extensive industry expertise he has developed working in senior management, uniquely qualify Mr. Bowman to continue to serve as a director of the Company.

Jesse C. Crawford, age 64, is the President and Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film and archival clients, and was appointed to this position on January 15, 2010. Prior to that and since September 1984, he was President and Chief Executive Officer of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation, and special effects. Mr. Crawford has served as a member of the Board of Directors since April 22, 1986. Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components similar to those of the Company, as well as the significant knowledge base he has acquired by having served as a director of the Company for more than 26 years, qualify him to continue to serve on the Board.

James D. Edwards, age 69, is a retired partner of Arthur Andersen LLP. Mr. Edwards has served as a member of the Board of Directors since February 1, 2005. Mr. Edwards also serves as a member of the boards of directors of Cousins Properties, Inc. and Huron Consulting Group, Inc. Mr. Edwards’ significant financial expertise developed through 30 years’ experience in public accounting, as well as his public company board experience in varied industries, were important considerations in the Board’s belief that Mr. Edwards is highly qualified to serve on our Board.

Russel L. Honoré, age 65, Lieutenant General (U.S. Army, Ret.), has served as a member of the Board of Directors since May 5, 2009. From 2004 through 2008, Gen. Honoré served as a lieutenant general in the U.S. Army, holding the post of Commanding General, First U.S. Army. Since his retirement in February 2008, Gen. Honoré has been self employed as a public speaker, author and consultant. Gen. Honoré has significant experience relating to disaster preparedness, particularly including his role as commander of the joint task force responsible for coordinating military relief efforts after Hurricane Katrina. The Board believes Gen. Honoré is highly qualified to serve as a director as a result of his significant leadership experience, public service background and his high level management insight and experience related to catastrophes and similar large-scale operations.

Joia M. Johnson, age 53, is the Chief Legal Officer, General Counsel and Corporate Secretary for Hanesbrands Inc., a marketer of innerwear, outerwear and hosiery apparel based in Winston-Salem, North Carolina. Ms. Johnson joined Hanesbrands Inc. in January 2007. From January 2001 until January 2007 she was Executive Vice President, General Counsel and Secretary for RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator based in Atlanta, Georgia. Ms. Johnson serves on the H. J. Russell & Company board of directors and on several professional and civic boards. Ms. Johnson was appointed as a member of the Board on February 1, 2011. The Board has determined that her experience establishing and leading corporate legal functions, and particularly her leadership in the area of corporate social responsibility, qualify her to serve as a director of the Company.

Charles H. Ogburn, age 57, served as an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement on July 31, 2010. Mr. Ogburn has served as a member of the Board of Directors since February 3, 2009. Mr. Ogburn also serves as trustee of The Cook & Bynum Fund, a mutual fund. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which experience the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

E. Jenner Wood, III, age 61, is the Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Georgia/North Florida Division, a position he has held since January 2013. From April 2010 until January 2013, he was Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Atlanta/Georgia Division. From June 2002 until April 2010, he was Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Central Group. Mr. Wood has served as a member of the Board of Directors since April 22, 1997. Mr. Wood also serves as a member of the boards of directors of Oxford Industries, Inc. and The Southern Company. Mr. Wood’s experience in financing matters for companies in various industries and of various sizes, as well as his experience gained from sitting as a member of the board of other publicly-traded companies and the depth of his experience with Crawford, led to the Board’s decision that Mr. Wood is highly qualified to serve on our Board.

Shareholder Vote

Holders of each share of Class B Common Stock may:

•	vote FOR the election of the nine (9) nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Election of directors is determined by a plurality of votes. The nine nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld, or abstentions, and broker non-votes, will have no effect on the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS

The following are the names, positions held, and ages of each of the executive officers of the Company:

Name	Office	Age
J. T. Bowman	President and Chief Executive Officer	59
W. B. Swain	Executive Vice President, Chief Financial Officer	49
A. W. Nelson	Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer	48
K. B. Frawley	Executive Vice President, Chief Executive Officer, Americas	61
D. A. Isaac	Executive Vice President, Chief Executive Officer, The Garden City Group, Inc.	48
D. M. Lisenbey	Executive Vice President, Chief Executive Officer & President, Broadspire Services, Inc.	49
I. V. Muress	Executive Vice President, Chief Executive Officer — Europe, Middle East, Africa & Asia-Pacific	55
M. F. Reeves	Executive Vice President, Global Markets	59
V. E. Cole	Executive Vice President, Global Strategy and Business Performance	43
E. V. Lauria	Executive Vice President, Global Client and Business Development	57
B. S. Flynn	Executive Vice President, Global Chief Information Officer	53
W. F. Bell	Vice President and Controller	52

Mr. Bowman was appointed to his present position with the Company on January 1, 2008. From January 1, 2006 to December 31, 2007 he was Executive Vice President and Chief Operating Officer — Global Property & Casualty of the Company, and was in charge of the Company’s then-existing U.S. Property & Casualty and International Operations segments, which segments have subsequently been realigned. From April 1, 2001 to December 31, 2005 he was President of Crawford & Company International, Inc. managing the Company’s international operations.

Mr. Swain was appointed to his present position with the Company on October 6, 2006 and from May 2, 2006 acted as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that and from January 1, 2000 he was Senior Vice President and Controller of the Company.

Mr. Nelson was appointed to his present position with the Company on January 7, 2008. From October 24, 2006 through January 7, 2008 he was Executive Vice President — General Counsel and Corporate Secretary of the Company. From October 17, 2005 through October 24, 2006 he was Senior Vice President — General Counsel and Corporate Secretary of the Company.

Mr. Frawley was appointed to his present position as Executive Vice President, CEO — Americas in charge of the Company’s Americas segment effective January 7, 2008. Prior to that and from February 23, 2005 when he joined the Company, he was responsible for the Company’s then-existing legal settlement administration division.

Mr. Isaac was appointed to his current position with The Garden City Group, Inc. (“GCG”), a wholly-owned subsidiary of the Company, on May 6, 2008. Prior to that and from October 2006 he was Chief Executive Officer of GCG. Prior to that and from February 2000 he was President of GCG.

Ms. Lisenbey was appointed to her present position as Executive Vice President, President & CEO, Broadspire Services, Inc., a wholly-owned subsidiary of the Company, effective March 29, 2012. Prior to that and from November 2007, she was Senior Vice President, Chief Operations Officer for Medical Management Services of Broadspire Services, Inc.

Mr. Muress was appointed to his present position as Executive Vice President, CEO — Europe, Middle East, Africa & Asia-Pacific, in charge of the Company’s EMEA/AP segment effective January 7, 2008. Prior to that and from January 2006 he was CEO-EMEA and from August 2002, when he joined the Company’s U.K. subsidiary, until January 2006 he was CEO — UK & Ireland, in charge of the Company’s operations in the United Kingdom and Ireland.

Mr. Reeves was appointed to his present position in charge of Global Markets effective January 7, 2008. Prior to that and from November 1, 2004 he was Senior Vice President — Corporate Multinational Risks, responsible for the strategy, sales and account management of the Company’s relationships with entities within the Fortune 1000.

Mr. Cole was appointed to his present position as Executive Vice President, Global Strategy and Business Performance, effective July 2, 2012. Prior to that and from June 2011 he was Chief Executive Officer of Activa Medical, a medical device company. From March 2010 to June 2011 he was Chief Executive Officer of Aggio Medical, a healthcare company. From January 2006 to March 2010 he was Senior Vice President, Strategy and Chief Marketing Officer of Genworth Financial, Inc., an international financial services company.

Mr. Lauria was appointed to his present position as Executive Vice President, Global Client and Business Development, effective July 23, 2012. Prior to that and from August 2008 he was a Managing Director of Wells Fargo Insurance Services, an insurance brokerage division of Wells Fargo & Company. From November 2007 to August 2008 he was a Regional Managing Director of Wachovia Insurance Services, an insurance brokerage division of Wachovia Corporation.

Mr. Flynn was appointed to his present position in charge of the Company’s global information technology operations effective December 10, 2007. Prior to joining the Company and since May 2001 he was Senior Vice President-Technology of BCD Travel USA, LLC, a travel management company.

Mr. Bell was appointed to his present position with the Company December 4, 2006.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence.

As required by our Corporate Governance Guidelines, the Board of Directors reviewed and analyzed the relationships of each director and director nominee with the Company and its management. The purpose of the review was to determine whether any particular relationships or transactions involving directors or director nominees, or their respective affiliates or immediate family members, were inconsistent with a determination that the director or director nominee is independent for purposes of serving on the Board and any of its Committees.

As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Bowman, who is an employee of the Company. In making the independence determinations, the Board considered that Mr. Wood’s employer, SunTrust Banks, Inc., is a customer of the Company and, in the ordinary course of its business, provides certain banking services to the Company. The Board has determined that the payments to or from the Company with respect to SunTrust Banks, Inc., as a percentage of either entity’s consolidated gross revenues, are immaterial and do not affect Mr. Wood’s independence. For additional information regarding this relationship, see “Information with Respect to Certain Business Relationships and Related Transactions.”

Standing Committees and Attendance at Board and Committee Meetings

The Board of Directors has four standing committees: the Executive Committee; the Audit Committee; the Nominating and Corporate Governance Committee; and the Compensation Committee.

The Executive Committee.    The Executive Committee currently consists of Mr. Crawford as Chairman, and Messrs. Bowman and Ogburn as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held four meetings during 2012.

The Audit Committee.    The Audit Committee currently consists of Mr. Edwards as Chairman, Ms. Johnson and Messrs. Ogburn and Wood as members. The Board has determined that all of the members of the Audit Committee are independent under the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Edwards is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

The Audit Committee has adopted a written charter, approved by our Board of Directors. The Audit Committee appoints and discharges our independent auditor, reviews with the independent auditor the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent auditor, reviews the independence of the independent auditor, and approves the independent auditor’s audit and non-audit services and fees.

The Audit Committee also reviews and approves related party transactions in accordance with the Company’s Related Party Transactions Policy. The Company’s Related Party Transactions Policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s Related Party Transactions Policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.

The Audit Committee held six meetings during 2012.

The Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Dr. Benson as Chairman, and Mr. Crawford and Gen. Honoré as members. The Nominating and Corporate Governance Committee operates under a written charter, approved by the Board of Directors. The Nominating and Corporate Governance Committee actively reviews and selects director nominees for the Board and advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices. The Nominating and Corporate Governance Committee also identifies and evaluates nominees for director according to the guidelines stated in its charter, and will also consider director candidates recommended by shareholders on the same terms. Except as described below, given evolving needs and challenges of the Company, the Committee does not believe it is appropriate to specify criteria for directors, but rather believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities, and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location, and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person shall be eligible for nomination or renomination to the Board after such person has reached the age of 70. In selecting directors or director candidates, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs.

The Nominating and Corporate Governance Committee held four meetings during 2012.

The Compensation Committee.   The Compensation Committee currently consists of Mr. Wood as Chairman and Messrs. Agadi, Edwards and Ogburn as members. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for all other officers of the Company. This Committee held eight meetings in 2012. For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining executive officer compensation, see “Compensation Discussion and Analysis” below.

Executive Sessions of Non-Employee Directors

Non-employee and independent directors are required to meet regularly without management participation. During 2012, there were four meetings of non-employee and independent directors. Mr. Ogburn, as Non-Executive Chairman of the Board, presides at these meetings.

Meetings of the Board of Directors and Board Attendance

During 2012, the Board of Directors held eleven meetings. Each of the Company’s directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member (during the period that he or she served). The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. At the 2012 annual meeting, all director nominees attended with the exception of Gen. Honoré, who had a previously scheduled conflict.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct

The Company’s Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics are available on its website at www.crawfordandcompany.com under “Corporate Governance,” located under the tab “About Us,” and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, P. O. Box 5047, Atlanta, Georgia 30302.

Leadership Structure

The Chairman of the Board presides at all meetings of the Board and the shareholders, and exercises such other powers and duties as the Board may assign him. Generally, the Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.

Mr. Ogburn has served as a member of the Board since February 2009 and as Non-Executive Chairman of the Board since January 1, 2010. The Board currently believes that, based on the skills and responsibilities of the various Board members and management, and in light of the general economic, business and competitive environment facing the Company, separation of the chairman and chief executive officer roles is currently appropriate and enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure. Furthermore, we believe that maintenance of separation of the chairman function from that of the chief executive officer currently allows the chief executive officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also periodically reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent auditor’s qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee provides oversight with respect to the Company’s risk management process, including, as required by the NYSE, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.

Our Compensation Committee is primarily responsible for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents.

Director Compensation

Each non-employee member of the Board was entitled to receive an aggregate of $60,000 in cash and stock for service to the Company in 2012. The cash portion of the compensation was paid quarterly in $7,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A Common Stock. This restricted share grant vested in full on December 31, 2012. In addition to the foregoing, each non-employee director was entitled to receive $1,000 for each Board or committee meeting attended. Further, the Chairmen of the Board and the Audit Committee were also each entitled to a retainer of $3,000 per quarter, and the Chairmen of each of the Executive, Compensation, and Nominating and Corporate Governance Committees were also entitled to a retainer of $2,500 per quarter. The Chairman of the Board was also entitled to receive $90,000 in restricted shares of Class A Common Stock, paid in quarterly increments. This restricted share grant vested in full on December 31, 2012. Directors who also serve as employees of the Company do not receive separate compensation for their service to the Board.

The following table provides compensation information for the year ended December 31, 2012 for each individual who served as a non-employee member of our Board of Directors during 2012. See “Summary Compensation Table” for information relating to Mr. Bowman’s compensation.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Harsha V. Agadi	$43,000	$30,909	—	—	$1,399	$75,308
P. George Benson	51,000	30,909	—	—	1,399	83,308
Jesse C. Crawford	55,000	30,909	—	—	1,399	87,308
James D. Edwards	63,000	30,909	—	$1,591	1,399	96,899
Russel L. Honoré	41,000	30,909	—	—	1,399	73,308
Joia M. Johnson	38,000	30,909	—	—	1,399	70,308
Charles H. Ogburn	55,000	122,204	—	—	4,917	182,121
E. Jenner Wood, III	61,000	30,909	—	—	1,399	93,308

(1)

Represents the grant date fair value of awards calculated utilizing the provisions of Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“ASC 718”). See Note 10 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan. At December 31, 2012, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Dr. Benson 36,000; Mr. Crawford 24,000; Mr. Edwards 39,000; and Mr. Wood 30,000.

(2)	For 2012, Mr. Edwards had $1,591 in preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

(3)	Represents dividends paid on restricted shares of the Company’s Class A Common Stock.

Stock Ownership Guidelines for Non-Employee Directors

The Compensation Committee has approved stock ownership guidelines with specified equity ownership targets for non-employee members of our Board. Non-employee Board members are required to own shares in the Company equal in value to their annual cash retainer (currently $30,000). All of the non-employee members of the Board are in compliance with the applicable ownership targets.

Communications with our Board and Shareholder Nominees

Individuals may communicate with our Board by sending a letter to Board of Directors, Crawford & Company, P. O. Box 4632, Atlanta, Georgia 30302-4632. Your letter will be shared with all members of our Board and may, at the discretion of our Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chairman of the Board,” Board of Directors, Crawford & Company at this same address.

Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of the common stock of the Company for at least one year prior to the submission of a candidate for director and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director. The candidate must meet the qualifications stated in the Company’s by-laws and the submission must be made to the Nominating and Corporate Governance Committee at P. O. Box 4632, Atlanta, Georgia 30302-4632, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Nominating and Corporate Governance Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation philosophy, objectives, policies and practices are focused primarily on our executive officers, with additional detail provided for our CEO, CFO and the other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table” below, whom we collectively refer to as our “named executive officers.”

Overview

The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interest to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee regularly reviews our compensation programs to ensure continued alignment with the underlying philosophy and principles, and makes adjustments as appropriate to accomplish these objectives.

For 2012, the Compensation Committee worked with its compensation consultant, described in more detail below, to develop and analyze comparative data on executive compensation with a goal of setting and maintaining total executive compensation at competitive levels as compared to compensation paid to executives in similar positions within our comparator companies (described below). However, in determining this level, the Compensation Committee acknowledged that, as a result of the significant variable components of compensation described in more detail elsewhere in this discussion and analysis, actual payouts may be significantly above or below this level based on actual performance when compared to target performance.

Elements of Compensation

In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors, including recommendations from senior executive officers and any compensation consultants, both described below, the recent historical (and expected) performance of the individual executive officer, the Company’s historical financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity (i.e., compensation levels of our senior executives relative to each other) and the appropriate level of risk-taking, all as described below.

In 2012, there were three key elements in the Company’s executive compensation program: (1) base salary, (2) annual cash incentives and (3) long-term equity incentives. The Compensation Committee views base salary as a set reward for individual job performance and merit, which is benchmarked to the individual’s responsibility, talent and expertise, and is set at a level to provide an appropriate amount of financial certainty. Annual cash incentives are designed to incentivize toward, and reward achievement of, specified goals, and to provide market competitive total cash compensation when target level goals are met, on a company-wide or business unit level, as applicable. Annual cash incentives are also designed to pay meaningful cash awards when actual results exceed target results. Long-term incentives are designed to balance the short-term nature of other components of compensation, to reward delivery of shareholder value and to encourage employee retention.

The Compensation Committee generally does not, and in 2012 did not, follow a precise formula for allocating between these three key elements of compensation to its executive officers. Each element of compensation operates independently of the other and is designed to motivate towards, and reward, a different component of behaviors and results, thus the Compensation Committee does not believe it is appropriate that payment (or lack thereof) of one element in any period generally should impact payment of any other elements. However, the Compensation Committee reviews information that compares each element of compensation, both separately and in the aggregate, to amounts paid for positions with similar duties and responsibilities at comparable or peer group companies, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.

Percentage allocations between base salary, annual incentives (granted under our Short-Term Incentive Plan, or “STIP”) and long-term incentives (granted pursuant to our Long-Term Incentive Plan or “LTIP”) for our named executive officers for 2012 are reflected below. As described in more detail below, a substantial portion of Mr. Isaac’s compensation is derived from commission payments, and his overall compensation opportunity is adjusted to reflect this fact.

	Base Salary	STIP	LTIP	Commission
Mr. Bowman	49.4%	23.4%	27.2%	0.0%
Mr. Swain	53.3	18.5	28.2	0.0
Mr. Muress	58.8	31.8	9.4	0.0
Mr. Isaac	8.0	8.6	0.3	83.1
Mr. Nelson	54.5	18.8	26.7	0.0

Role of the Compensation Committee and Administration of Compensation

The role of the Compensation Committee, among other responsibilities, is to (1) annually review the Company’s goals and objectives relative to CEO and other executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable officers at comparable companies and the cash and other compensation paid to the Company’s executive officers in past years, (2) annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers, (3) annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs, (4) review and approve the adoption, terms and operation of the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans, and (5) in light of the foregoing, consider and grant bonuses, stock options, performance share units, restricted stock and other discretionary awards, as appropriate, under the Company’s incentive compensation and equity-based plans. As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.

Role of Certain Senior Executive Officers in Executive Compensation Matters

Our executive officers also play an important role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation opportunities. Certain of the Company’s most senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers under our incentive compensation plans and the assessment of the performance of executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these senior executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee considers any such recommendations when determining overall executive compensation.

The Role of Shareholder Say-on-Pay Votes and Related Considerations

The Company believes it is important to obtain the input of shareholders with respect to the overall compensation of our named executive officers. To that end, we provide shareholders an opportunity to have an advisory vote on executive compensation (the “say-on-pay vote”) every two years. At our 2011 Annual Meeting, approximately 92.5% of the votes cast in the say-on-pay vote were voted in favor of the compensation of our named executive officers. The Compensation Committee believes this favorable vote affirms our shareholders’ support of its approach to executive compensation and, as a result, the Compensation Committee has not made material changes to the implementation of our executive compensation philosophy.

In addition to consideration given to the results of the say-on-pay vote, at various times through the year the Compensation Committee considers direct and indirect input from shareholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and practices. For additional information on the say-on-pay vote with respect to the compensation of certain of our executive officers in 2012, see “Proposal 2 – Advisory Vote on Executive Compensation” elsewhere in this proxy statement.

Compensation Consultants

The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, as deemed necessary, any compensation consultant to assist in the evaluation of director, CEO or executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2012, the Compensation Committee engaged Pay Governance, LLC to advise it on executive and general compensation matters for the Company, including the design of short and long-term incentive compensation alternatives. Pay Governance, LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee and, as a result, the Compensation Committee concluded that the work of Pay Governance, LLC did not raise any conflicts of interest that are required to be disclosed.

Benchmarking

For purposes of determining 2012 compensation levels and opportunities, compensation of the Company’s executive officers was benchmarked against compensation paid to a selected comparator group of the Company. Due to the limited number of direct competitors of the Company that are both publicly traded and of a similar size, a comparator group of similarly sized companies, developed from the insurance and professional services industries, was used, consistent with prior years. The data from this peer group was obtained from publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms to acquire market compensation data for companies in the comparator group as well as broader general industry practice. These independently developed surveys generally included data from numerous organizations from across various industry groupings and specific international regions and allowed for comparisons to be made on the basis of scope measures relevant to the Company. The Compensation Committee took the findings of the market study into consideration as part of its review and development of our 2012 executive officer compensation.

2012 Comparator Group:

Robert Half International, Inc.

SFN Group, Inc.

Arthur J Gallagher & Company

Stewart Information Services

FTI Consulting, Inc.

Verisk Analytics, Inc.

FBL Financial Group, Inc.

National Financial Partners, Inc.

Brown & Brown, Inc.

Meadowbrook Insurance Group, Inc.

Huron Consulting Group, Inc.

Compensation was benchmarked in five areas: (i) base salary, (ii) short-term incentives as a percentage of base salary, (iii) total cash, (iv) long-term incentives as a percentage of base salary, and (v) total direct compensation.

Compensation and Risk Management

The Compensation Committee does not believe that our executive compensation programs encourage excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, the Compensation Committee believes it appropriately weights the performance compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation awards are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term compensation is payable in shares of the Company’s Class A Common Stock, and any such awards are both earned and vested over time. We believe multiple-year performance goals coupled with time-based vesting encourages our executives’ sustained focus on the long-term performance of the Company.

The Compensation Committee has also approved executive stock ownership guidelines with specified equity ownership targets for certain Board elected officers. The CEO is required to own shares of stock of the Company equal in value to three times his annual base salary. Executive vice presidents (which includes the remainder of our named executive officers) are required to own shares of stock of the Company equal in value to two times their annual base salary. All executives subject to these guidelines who were employed by the Company on March 1, 2009 have until December 31, 2013 to meet the applicable ownership targets. Any executive hired, promoted or elected by the Board after March 31, 2009 has three years from the date of such hiring, promotion or election, as applicable, to comply with the applicable ownership targets. We currently expect that all individuals subject to these guidelines will comply therewith in a timely manner. Should an executive fail to meet or show sustained progress toward meeting the applicable ownership requirement, such failure may result in any one or more of the following: a reduction or elimination in any future long-term or other equity incentive awards that such person may otherwise have been entitled to receive; an obligation to use the net after-tax proceeds of any cash incentive award paid by the Company to purchase shares of the Company’s stock; or a requirement that any cash incentive award to which such individual would otherwise be entitled be paid solely in shares of the Company’s stock.

The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders.

Base Salary Compensation

With respect to certain executive officers, including the named executive officers, the Company deemed it appropriate to enter into written employment arrangements with such persons. These employment arrangements typically provide for, among other things, a minimum base salary, which was determined based on, among other things, negotiations with the applicable person and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable.

The Compensation Committee re-evaluates the base salary of the CEO on an annual basis. In re-evaluating the base salary for the CEO, the Compensation Committee looks primarily at the year over year performance of the Company. The Compensation Committee also performs an assessment of the personal performance of the CEO during the preceding year and external circumstances which may have impacted that performance which were not within the control of the Company or the CEO. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee also looks at market conditions, both within the Company’s industry peer group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of CEOs at other comparable companies. As a part of its analysis of compensation levels in light of the comparator companies, the Compensation Committee concluded that the named executive officers would not receive salary increases in 2012.

Annual Cash Incentive Compensation

Annual cash incentive awards are intended to align our annual performance and results with the compensation paid to the persons who are most responsible for such performance, and to motivate and reward achievement of operational and strategic business goals. For 2012, the Compensation Committee approved target awards under the STIP, a component of the Crawford & Company 2007 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”), for our executive officers, including all of our named executives, other than Mr. Isaac. In light of the incentive compensation provisions in Mr. Isaac’s employment agreement, which function similarly to the STIP with appropriate metrics, the Compensation Committee determined it was not appropriate for Mr. Isaac to also participate in the STIP.

Under the STIP, each participating executive officer is provided advance goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the executive’s position in the Company. Due to the Company’s significant international operations and the fact that it reports its consolidated financial results in U.S. dollars, annual performance metrics are adjusted to eliminate the impact of any movements in exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not agree to our published results. Final payments pursuant to the STIP are at the discretion of the Compensation Committee.

For 2012, the Compensation Committee correlated Messrs. Bowman, Swain and Nelson’s performance goals to corporate-wide performance (60%), performance of our Broadspire segment (30%) and personal performance (10%). The awards were subject to the Company achieving corporate levels of performance in various metrics, which metrics are used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decision making, and which the Compensation Committee considered as important to the Company and representative of the Company’s success in operational and performance improvements. Specifically, the Compensation Committee approved the use of the following metrics in 2012, with the corporate-wide portion of the overall STIP opportunity weighted for each metric as follows: (i) revenues (30%), (ii) operating earnings (40%), (iii) workdays outstanding in total billed and unbilled accounts receivable (20%) and (iv) free cash flow (10%). For purposes of calculation of the achievement of these metrics in light of the recent significant positive performance of the Company’s Legal Settlement Administration segment resulting from two special projects, the Compensation Committee included a cap on the amount of revenues and operating earnings that could be derived from the Company’s Legal Settlement Administration segment based on specified percentages of the Company’s 2012 internal operating plan.

In addition, the Compensation Committee determined that the award opportunity determined by reference to Broadspire segment operating performance would be determined by specific reference to the following metrics considered representative of Broadspire’s operational success and performance improvements: (1) revenues (50%) and (2) operating earnings (50%).

Based upon his level of seniority in the Company and his specific oversight responsibilities, for 2012, the Compensation Committee determined that it was appropriate that the STIP eligibility for Mr. Muress be based on corporate-wide performance (20%), EMEA/AP segment performance (70%), and personal performance (10%). The portion of Mr. Muress’s award opportunity tied to our EMEA/AP’s segment performance were subject to this segment achieving levels of performance in the following metrics, with the specified weights: (1) revenues (30%), (2) operating earnings (50%) and (3) workdays outstanding in total billed and unbilled accounts receivable (20%).

The personal performance component of the STIP was determined by reference to individual performance considerations generally aligned with each individual’s overall responsibilities and taken into account in the course of making compensation decisions.

The Compensation Committee set threshold, target and maximum award opportunities (as a percentage of base salary) based on achievement of each metric after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. The STIP award opportunities (set out as a percentage of each named executive officer’s 2012 base salary) were as set out below:

	Threshold Award (as a percentage of salary)	Target Award (as a percentage of salary)	Maximum Award (as a percentage of salary)
Mr. Bowman	47.5%	49.0%	122.5%
Mr. Swain	34.9	36.0	84.6
Mr. Muress	46.1	47.5	90.3
Mr. Nelson	34.9	36.0	84.6

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the corporate-wide metrics in 2012.

	Threshold	Target	Maximum	Actual
Revenues	$1,001,541,000	$1,032,517,000	$1,239,020,000	$1,065,756,000
Operating Earnings	$68,437,000	$70,554,000	$98,776,000	$71,401,000
Workdays outstanding in	65.2 days or less	63.3 days or less	57.0 days or less	62.0 days
Total Accounts Receivable

Free Cash Flow	$12,125,000	$12,500,000	$18,750,000	$59,677,000

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the Broadspire segment metrics applicable to our named executive officers in 2012.

	Threshold	Target	Maximum	Actual
Broadspire Revenues	$233,687,000	$243,687,000	$292,424,000	$238,960,000

Broadspire Operating Earnings	($363,000)	$ 3,500,000	$ 7,000,000	$ 27,000

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the EMEA/AP segment metrics in 2012.

	Threshold	Target	Maximum	Actual
EMEA/AP Revenues	$319,259,000	$329,133,000	$394,960,000	$362,000,000
EMEA/AP Operating Earnings	$32,032,000	$33,023,000	$66,046,000	$47,279,000

EMEA/AP Workdays outstanding in	85.5 days or less	83.0 days or less	74.7 days or less	88.0 days
Total Accounts Receivable

STIP awards were deemed earned for a relevant metric only if achievement of that performance metric met or exceeded the specified threshold level. If actual performance did not equal or exceed the threshold level of any metric, no payout was made under that metric. Threshold levels for the metrics (other than personal performance) were based on 97% of the target level. Target goals were derived from the Company’s 2012 internal operating plan. For the metrics applicable to Messrs. Bowman, Swain and Nelson the maximum goals were set at 250% of the target goals, with the exception of the personal performance metric, where target was the maximum. For the metrics applicable to Mr. Muress the maximum goals were set at 200% of the target goals, with the exception of the personal performance metric, where target was the maximum. If actual performance equaled target levels, participating executive officers were entitled to 100% of the target STIP award applicable to that metric. If actual performance for one or more metrics was between threshold and target levels, or target and maximum levels, the participating executive officers were entitled to a ratable portion of the STIP award based upon linear formulas.

The personal performance metric was measured on a scale of 1-5. The STIP award related to personal performance was deemed payable if the executive received a rating of 3 or higher, and any STIP award payable based on that metric was prorated by the percentage of the executive’s personal performance rating divided by 5. Mr. Bowman’s personal performance was determined by the Board, in its discretion. For all other named executive officers, the personal performance was determined by Mr. Bowman, in his discretion.

The actual STIP payouts approved by the Compensation Committee for Messrs. Bowman, Swain, Muress and Nelson are set forth below:

	Actual Award (in dollars)	Actual Award (as a percentage of salary)	Actual Award (as a percentage of target)
Mr. Bowman	$345,891	47.4%	96.7%
Mr. Swain	138,958	34.7	96.5
Mr. Muress	352,417	54.0	113.7
Mr. Nelson	146,878	34.6	96.0

For 2012, Mr. Isaac’s annual incentive compensation opportunity was determined pursuant to the terms of his employment agreement. Under the terms of the agreement, Mr. Isaac’s annual incentive compensation is determined by comparing the pre-tax income of GCG in the relevant performance year to the average annual pre-tax income of GCG in the preceding five years. No amount is payable if there has been less than 10% growth in pre-tax income. If pre-tax income grows by at least 10%, Mr. Isaac is entitled to a payment of $250,000; if pre-tax income grows by at least 15%, Mr. Isaac is entitled to a payment of $500,000; and if pre-tax income grows by at least 20%, Mr. Isaac is entitled to a payment of $750,000. In 2012, applying the formula in the employment agreement, Mr. Isaac earned $750,000.

Long-Term Incentive Compensation

The Compensation Committee designed the Company’s long-term incentive compensation program with a goal of incentivizing management towards the long-term future success of the Company. Long-term incentive compensation is payable in shares of the Company’s Class A Common Stock pursuant to the terms of the Company’s Executive Stock Bonus Plan and the Management Team Incentive Compensation Plan. For 2012, LTIP compensation for executive officers of the Company was awarded under the terms of the Company’s Executive Stock Bonus Plan and the Management Team Incentive Compensation Plan. With respect to certain senior executives (i.e., those potentially subject to Internal Revenue Code Section 162(m)), LTIP awards that are intended to be fully tax-deductible are also subject to the additional terms and conditions of the Management Team Incentive Compensation Plan. Final payments pursuant to LTIP awards are at the discretion of the Compensation Committee.

Under the terms of the LTIP, each executive officer was granted an award of performance share units that were eligible to be earned based on the cumulative earnings per share of the Company for the 2012-2014 calendar years. The Compensation Committee believes performance share units are an appropriate form of award and earnings per share is an appropriate metric because they are designed to motivate toward achievement of long-term business and performance goals and to align pay with long-term shareholder value. The performance goals for the LTIP targets were derived from the Company’s internal three year strategic plan.

If the Company’s 2012-2014 cumulative earnings per share is at least $2.15, 50% of the performance share units will be earned. If the Company’s 2012-2014 cumulative earnings per share is at least $2.50, the “target” level, 100% of the performance share units will be earned. If the Company’s 2012-2014 cumulative earnings per share is $2.75 or greater, 150% of the performance share units will be earned. The percentage of performance share units earned was to be adjusted ratably for cumulative earnings per share between $2.15 and $2.75. None of these performance share units will be earned for cumulative earnings per share of less than $2.15. For purposes of calculation of cumulative earnings for the 2012-2014 period, similar to and for the reasons described under “- Annual Cash Incentive Compensation,” the Compensation Committee has included a cap on the amount of earnings that may be included from the Company’s Legal Settlement Administration segment based on specified percentages of the Company’s 2012 internal operating plan.

Other Elements of Compensation

Based on market competitive and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain participates in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All U.S. based named executive officers are also eligible to participate in a qualified 401(k)

plan and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. Based on market competitive factors, the Company also provides life insurance benefits, automobile allowances and reimbursement of club dues for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below. The named executive officers are each a party to employment arrangements that provide severance and change-in-control protection.

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) provides that annual compensation in excess of $1 million paid to certain executive officers is not tax deductible for the Company unless it is performance-based. It is the policy of the Compensation Committee to have incentive compensation for the Company’s named executive officers qualify for full tax deductibility for the Company to the extent feasible and consistent with our overall compensation philosophy. The Company’s Management Team Incentive Compensation Plan, effective for 2008 and future years, is designed to allow the Compensation Committee to structure short-term incentive compensation (annual incentive awards) and long-term incentive compensation (equity-based awards) under that plan so that the resulting compensation will be qualified ‘performance-based compensation’ eligible for deductibility without limitation under Code Section 162(m). However, the Compensation Committee retains the discretion to pay appropriate compensation, even if it may result in the non-deductibility of certain amounts under federal tax law.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following tables provide information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J.T. Bowman	2012	$730,000	$—	$402,866	$—	$345,891	$6,635	$108,136	$1,593,528
President and Chief	2011	730,000	—	448,165	—	625,013	3,814	110,115	1,917,107
Executive Officer	2010	730,000	—	214,167	—	507,871	2,677	111,852	1,566,567
W.B. Swain	2012	400,000	—	211,558	—	138,958	47,486	32,334	830,336
Executive Vice President – Chief Financial Officer	2011 2010	400,000 400,000	— —	229,500 89,100	— —	251,767 203,363	36,395 22,193	27,740 18,908	945,402 733,564

I.V. Muress (4)	2012	652,926	—	104,412	—	352,417	—	83,360	1,193,115
Executive Vice	2011	661,522	—	191,283	—	382,712	—	84,457	1,319,974
President; Chief Executive Officer – EMEA/A-P	2010	617,035	—	59,400	—	290,498	—	79,423	1,046,356
D.A. Isaac	2012	700,000	—	26,775	—	750,000	—	7,296,846	8,773,621
Executive Vice	2011	700,000	—	115,875	—	750,000	—	6,021,818	7,587,693
President; Chief Executive Officer – The Garden City Group, Inc.	2010	647,500	—	523,620	—	600,000	—	5,012,537	6,783,657
A.W. Nelson	2012	425,000	—	207,809	—	146,878	832	21,414	801,933
Executive Vice	2011	425,000	—	229,500	—	266,573	462	21,248	942,783
President – General Counsel; Corporate Secretary and Chief Administrative Officer	2010	425,000	—	89,100	—	216,073	420	14,188	744,781

(1)

The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 10 of the consolidated financial statements in Item 8 of the Company’s Annual Report for year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.

(2)

Represents the following amounts for 2012: (i) Mr. Bowman: $6,635 preferential earnings from the Deferred Compensation Plan; (ii) Mr. Swain: $8,223 preferential earnings from the Deferred Compensation Plan and $39,263 actuarial increase in pension value; and (iii) Mr. Nelson: $832 preferential earnings from the Deferred Compensation Plan.

(3)

Represents the following amounts for 2012: (i) Mr. Bowman: a $11,438 Company contribution to the Crawford & Company Savings and Investment Plan (the “401(k) Plan”); a $75,000 Company contribution to the Deferred Compensation Plan; a $14,400 automobile allowance; and a $7,298 premium payment on term life insurance; (ii) Mr. Swain: a $11,438 Company contribution to the 401(k) Plan; a $18,380 Company contribution to the Deferred Compensation Plan; $2,336 in country club dues; and a $180 premium payment on term life insurance; (iii) Mr. Muress: a $65,293 Company contribution to the Company’s U.K. pension fund and a $18,067 automobile allowance; (iv) Mr. Isaac: $7,274,846 in commissions paid pursuant to his employment agreement, and as described in more detail below under “Employment and Change-in-Control Arrangements;” a $10,000 Company contribution to The Garden City Group, Inc. 401(k) Savings Plan; and a $12,000 automobile allowance; and (v) Mr. Nelson: a $6,750 Company contribution to the 401(k) Plan; a $11,922 Company contribution to the Deferred Compensation Plan; $2,562 in country club dues; and a $180 premium payment on term life insurance.

(4)

Compensation for Mr. Muress is paid in British pounds sterling and converted to U.S. dollars using the average exchange rate in effect for each particular year. Amounts paid are determined based on payments in the fiscal year of the Company, and not the fiscal year of the Company’s international subsidiaries, which may differ from the fiscal year of the Company.

Grant of Plan-Based Awards

The Company maintains the Executive Stock Bonus Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2012 to each of our named executive officers.

Name and Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Grant Date Fair Value of Stock and Option Awards
		Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. T. Bowman	3/26/12	$—	$—	$—	50,000	100,000	150,000	—	—	$369,000
J. T. Bowman (1)	3/26/12	346,969	357,700	894,250	—	—	—	—	—	—
W. B. Swain	3/26/12	—	—	—	30,000	60,000	90,000	—	—	221,400
W. B. Swain (1)	3/26/12	139,680	144,000	338,400	—	—	—	—	—	—
I. V. Muress	3/26/12	—	—	—	20,000	40,000	60,000	—	—	147,600
I. V. Muress (1)	3/26/12	300,836	310,140	589,271	—	—	—	—	—	—
D. A. Isaac	3/26/12	—	—	—	7,500	15,000	22,500	—	—	55,350
D. A. Isaac (3)	—	250,000	500,000	750,000	—	—	—	—	—	—
A. W. Nelson	3/26/12	—	—	—	30,000	60,000	90,000	—	—	221,400
A. W. Nelson (1)	3/26/12	148,410	153,000	359,550	—	—	—	—	—	—

(1)

Represents the potential maximum payout of awards granted under the STIP. These awards were granted subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the potential maximum number of performance share units payable under the LTIP. These awards are subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.” The grant date fair value of awards granted under the plan to the named executive officers are reported in the Summary Compensation Table under the “Stock Awards” column.

(3)

Represents the potential payout of previously approved incentive awards in accordance with the terms of Mr. Isaac’s employment agreement entered into in 2011. Actual amounts paid to Mr. Isaac are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Outstanding Equity Awards at December 31, 2012

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2012 for each of our named executive officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. T. Bowman	15,000	—	—	$4.70	1/28/2013	—	—	—		$—
	30,000	—	—	6.66	2/3/2014	—	—	—		—
	125,200	—	—	6.36	9/15/2014	—	—	—		—
	250,000	—	—	4.40	5/6/2018	—	—	—		—
	—	—	—	—	—	—	—	37,500	(1)	211,500
	—	—	—	—	—	—	—	100,000	(2)	564,000
W. B.Swain	5,000	—	—	4.70	1/28/2013	—	—	—		—
	10,000	—	—	6.66	2/3/2014	—	—	—		—
	—	—	—	—	—	—	—	22,500	(1)	126,900
	—	—	—	—	—	—	—	60,000	(2)	338,400
I. V. Muress	5,000	—	—	4.70	1/28/2013	—	—	—		—
	10,000	—	—	6.66	2/3/2014	—	—	—		—
	—	—	—	—	—	—	—	15,000	(1)	84,600
	—	—	—	—	—	—	—	40,000	(2)	225,600
D. A. Isaac	3,000	—	—	4.70	1/28/2013	—	—	—		—
	20,000	—	—	6.66	2/3/2014	—	—	—		—
	—	—	—	—	—	—	—	7,500	(1)	42,300
	—	—	—	—	—	—	—	15,000	(2)	84,600
A. W. Nelson	—	—	—	—	—	—	—	22,500	(1)	126,900
	—	—	—	—	—	—	—	60,000	(2)	338,400

(1)	Remaining shares vest on December 31, 2013, subject to satisfaction of specified performance targets.

(2)	Remaining shares vest December 31, 2014, subject to satisfaction of specified cumulative performance targets for the 2012-2014 period.

(3)	Based on the per share closing price of the Company’s Class A Common Stock on the NYSE on December 31, 2012 of $5.64.

Option Exercises and Stock Vested

The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. T. Bowman	—	—	54,166	$305,496
W. B. Swain	—	—	32,500	183,300
I. V. Muress	—	—	21,666	122,196
D. A. Isaac	—	—	7,500	42,300
A. W. Nelson	—	—	32,500	183,300

(1)	None of the named executive officers exercised stock options in 2012.

Pension Benefits at December 31, 2012

The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, only Mr. Swain participates in the Retirement Plan, and he has 10 years of credited service under this plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. In place of the accruals under the now frozen Retirement Plan, the Company may make a discretionary contribution to the 401(k) Plan for eligible employees based on years of service, compensation and the Company’s financial results. The following table provides information concerning the pension benefits at December 31, 2012 with respect to the named executive officers.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
J. T. Bowman		—	$—	—
W. B. Swain	Crawford & Company Retirement Plan	10	196,499	—
I. V. Muress		—	—	—
D. A. Isaac		—	—	—
A. W. Nelson		—	—	—

Nonqualified Deferred Compensation

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or Defined Contribution Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. Effective December 31, 2002, accruals under the SERP were also frozen as to the Retirement Plan. The SERP was amended to allow the Company, if it elects to make a discretionary contribution to the Defined Contribution Plan for eligible employees, to also make an additional SERP service contribution to the Deferred Compensation Plan for participants in the SERP. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
J. T. Bowman	$—	$75,000	$14,565	$—	$368,598
W. B. Swain	90,351	18,380	18,050	13,720	398,473
I. V. Muress	—	—	—	—	—
D. A. Isaac	—	—	—	—	—
A. W. Nelson	—	11,922	1,827	—	48,843

(1)	These amounts were also included in “Salary” for 2012 in the Summary Compensation Table.

(2)	These amounts were also reported in “All Other Compensation” for 2012 in the Summary Compensation Table.

(3)

Of these balances, the following amounts were previously reported as compensation in summary compensation tables in previous years’ proxy statements: Mr. Bowman - $279,033, Mr. Swain - $285,412 and Mr. Nelson - $35,094. This information is provided to clarify the extent to which these balances represent previously reported compensation (rather than additional, currently earned compensation).

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into agreements with the named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.

Employment and Severance Agreements

Mr. Bowman

On March 15, 2013, the Company entered into a restated employment agreement (the “Restated Agreement”) with Mr. Bowman, which replaced Mr. Bowman’s previous employment agreement with the Company, dated as of August 7, 2009. The Restated Agreement, which is effective as of January 1, 2013, has an initial term through March 31, 2014, with automatic one-year extensions unless either party gives notice to the other on or before February 1 immediately prior to the applicable expiration date. The Restated Agreement provides for a minimum annual base salary of $730,000 and eligibility for an annual cash incentive award opportunity payable upon the achievement of performance objectives established by the Compensation Committee. The Restated Agreement also provides that Mr. Bowman is eligible to receive equity incentive awards under the Company’s incentive compensation plans, as well as to participate in the Company’s executive benefit program, including the provision of an automobile allowance and payment of life insurance premiums. The Restated Agreement also generally provides that Mr. Bowman is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

The Restated Agreement provides that on January 1, 2013, and each year thereafter that Mr. Bowman remains employed by the Company on January 1 of such calendar year, the Company will make a contribution to Mr. Bowman’s account under the Company’s deferred compensation plan that is equal to (i) the greater of (a) $75,000 or (b) 3.5% of Mr. Bowman’s cash compensation plus 2.5% of Mr. Bowman’s excess compensation (each as defined in the deferred compensation plan) for such year, reduced by (ii) the lesser of the Company’s matching contributions to the Company’s 401(k) plan on his behalf or the limit on elective deferrals under the Internal Revenue Code.

Under the Restated Agreement, if Mr. Bowman terminates his employment for good reason (as defined in the agreement), or if the Company terminates his employment without cause (as defined in the agreement), Mr. Bowman will be entitled to the following:

•	accrued compensation and benefits;

•	an amount equal to two times his base salary at termination;

•	a pro-rata portion of his annual incentive award opportunity based on actual performance;

•	reimbursement for group health plan costs for up to 18 months following termination; and

•	in the event Mr. Bowman terminates his employment for good reason, continued vesting of all outstanding equity awards in accordance with the terms of the plan pursuant to which they were issued.

If the Company terminates Mr. Bowman’s employment due to disability, Mr. Bowman will be entitled to the following:

•	accrued compensation and benefits;

•	continued base salary for six months; and

•

in the event his employment is terminated by reason of such disability, continued vesting of all outstanding equity awards in accordance with the terms of the plan pursuant to which they were issued as if the termination was an “involuntary termination.”

In the event of Mr. Bowman’s death during the term of the Restated Agreement, the following will be due:

•	accrued compensation and benefits;

•	continued base salary for six months; and

•	all outstanding equity awards will immediately vest, and will be exercisable for 90 days.

The Restated Agreement contains non-solicitation and confidentiality covenants, as well as certain other covenants, applicable for specified periods after the termination of employment. In addition, any payments and benefits under the Restated Agreement upon a termination are subject to Mr. Bowman signing a restrictive covenant agreement and release in our favor.

In the event any payments made to Mr. Bowman would be subject to the excise tax imposed on “parachute” payments by the Internal Revenue Code, the Company may reduce the payments to Mr. Bowman so that no portion of the payments would be subject to the excise tax, but only if such a reduction would result in Mr. Bowman receiving a greater amount after taxes.

Mr. Swain

On August 1, 2012, the Company entered into an employment agreement with Mr. Swain. Pursuant to the agreement, Mr. Swain’s annual base salary is $400,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Swain is eligible to participate in the STIP and the LTIP. In addition, Mr. Swain is eligible to participate in all executive-level employee benefit plans and programs, including receipt of a car allowance.

In the event that Mr. Swain’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Swain will be entitled to receive: (i) eighteen months of his then-current base salary and (ii) the pro-rated amount of any bonus which would have been earned for the year in which he is terminated, provided all applicable performance conditions are met. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Swain entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Swain also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Swain to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.

Mr. Muress

In January 2002, the Company entered into an employment agreement with Mr. Muress, which was amended in April 2006. The agreement provides for a minimum annual base salary of £295,000, inclusive of any directors’ fees payable to him and subject to increases from time to time, as well as severance and other benefits, including a car allowance. The employment agreement also generally provides that Mr. Muress is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

The employment agreement is terminable by either party with twelve months notice. If the Company terminates Mr. Muress’s employment without the requisite notice, subject to certain exceptions, Mr. Muress is entitled to receive a payment in the amount of his annual base salary at the time of the termination.

Mr. Isaac

Effective January 1, 2011, the Company entered into an employment agreement with Mr. Isaac. The employment agreement is effective through December 31, 2015, and automatically renews for successive one-year periods, unless advance notice of nonrenewal is given by either party during the then-current period. The agreement provides for an annual base salary of $700,000, annual commission payments of 3.1% of GCG’s gross fee revenues, and annual and long-term incentive compensation, as well as severance and other benefits. The employment agreement also generally provides that Mr. Isaac is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

If Mr. Isaac’s employment is terminated as a result of death or disability, he is entitled to receive:

•	continued payment of his base salary for a period of six months;

•	continued payment of commissions based on qualifying business initiated prior to his death or disability for two years following his termination;

•	payment of a pro rata portion of his annual incentive compensation for the year of death; and

•	continued payment of his annual incentive compensation for two years following his termination.

If Mr. Isaac’s employment is terminated by Mr. Isaac for good reason (as defined in the agreement) or by the Company other than for cause (as defined in the agreement), and such termination is not within three months prior to or twelve months after a change in control (as defined in the agreement), Mr. Isaac is entitled to receive the following:

•	payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for twelve months following termination; and

•	continuation of eligible medical benefits under COBRA for twelve months.

If Mr. Isaac terminates his employment for good reason or the Company terminates his employment without cause, and such termination occurs within three months prior or twelve months after a change in control, Mr. Isaac is entitled to receive the same benefits described above for a period of eighteen months.

Receipt of termination payments and benefits under the employment agreement is conditioned on Mr. Isaac signing a general release in favor of the Company. In addition, the employment agreement contains non-competition, non-solicitation, confidentiality and other restrictive covenants applicable during his employment and for specified periods following termination of employment.

In the event that the Company divests all (or substantially all) of its interest in GCG, Mr. Isaac will be entitled to a special bonus payment based on 3% of the net sales price of the interest that is sold.

In the event that payments to and benefits of Mr. Isaac would be subject to the excise tax imposed on certain “parachute” payments by the Internal Revenue Code, such payments and benefits will be reduced by the amount necessary to avoid the excise tax.

Mr. Nelson

In November 2005, the Company entered into a change-in-control and severance agreement with Mr. Nelson. This agreement provides that if Mr. Nelson’s employment is terminated in connection with a change in control or for any reason other than cause, Mr. Nelson will be entitled to the following:

•	an amount equal to his annual base salary at the time of his termination;

•	an amount equal to the prorated portion of any bonuses or incentives, based on actual performance, for the performance period in which the termination occurs;

•	continuation of eligible medical benefits under COBRA for eighteen months; and

•	accelerated vesting of all outstanding option awards, which will be exercisable for 90 days following the date of termination.

Payment and benefits under the agreement are subject to Mr. Nelson agreeing to mutually acceptable confidentiality, non-solicitation, cooperation and other reasonable and customary provisions in favor of the Company at the time of his termination.

Equity Incentive Plans and Awards

LTIP awards issued under the Company’s Executive Stock Bonus Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement or separation from service in connection with a change-in-control of the Company. In the event of an executive’s termination of employment as a result of death, disability or retirement, the executive’s unvested earned performance awards will continue to vest as if the executive had remained employed by the Company. In the event of an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards will vest on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.

Pension and Other Benefits

Upon retirement or other termination of employment, certain named executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation—Pension Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.

Termination and Change-in-Control Tables for 2012

The following table summarizes the compensation and other benefits that would have become payable to each of our named executive officers assuming their employment had terminated on December 31, 2012, given the named executive officer’s base salary as of that date. In addition, the table also summarizes the compensation that would become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2012.

As described above under “-Employment and Severance Arrangements,” on March 15, 2013 and effective as of January 1, 2013, we entered into the Amended and Restated Agreement with Mr. Bowman. The amounts set forth in the table below are the amounts that would have been payable under the Amended and Restated Agreement as if it were in effect on December 31, 2012, and not the amounts that would have been payable under Mr. Bowman’s agreement in effect as of such date.

In reviewing these tables, please note the following:

•

For amounts payable as stock awards, we assumed (i) unvested, earned performance share unit awards will fully vest; (ii) unvested restricted stock awards will fully vest; (iii) unearned performance share unit awards will be deemed earned on a pro-rata basis; and (iv) all such awards were cash valued at December 31, 2012. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation” and “Summary Compensation Table—Grants of Plan-Based Awards.”

•	Life insurance benefits payable upon death represent the death benefit payable to the officer’s beneficiaries by the life insurance company.

•	No payment value was ascribed to presently vested and exercisable equity incentive awards, as such awards are not impacted by a separation from service or change in control.

•	All parties complied with any required notice provisions in the applicable agreement.

•	Each of the named executive officers complied with all restrictive and other covenants applicable to him.

Benefits and Payments	Change in Control	Termination Without Cause(1)	Termination for Good Reason(1)	Retirement(1)	Death(1)	Disability(1)
J. T. Bowman
Cash Severance	—	$1,460,000	$1,460,000	—	$365,000	$365,000
Stock Awards	—	—	—	—	—	—
Health Benefits	—	(2)	(2)	—	—	—
Life Insurance	—	—	—	—	2,000,000	—
Disability Benefits	—	—	—	—	—	(3)

Total	—	1,460,000	1,460,000	—	2,365,000	365,000

W. B. Swain
Cash Severance	—	600,000	—	—	—	—
Stock Awards	—	—	—	—	—	—
Life Insurance	—	—	—	—	600,000	—
Disability Benefits	—	—	—	—	—	(3)

Total	—	600,000	—	—	600,000	—

I.V. Muress
Cash Severance	—	652,926	—	—	—	—
Stock Awards	—	—	—	—	—	—
Life Insurance	—	—	—	—	—	—
Disability Benefits	—	—	—	—	—	—

Total	—	652,926	—	—	—	—

D. A. Isaac
Cash Severance	(4)	700,000(5)	700,000(5)	—	350,000	350,000
Stock Awards	—	—	—	—	—	—
Health Benefits	—	(6)	(6)	—	(7)	(7)
Life Insurance	—	—	—	—	1,500,000	—
Disability Benefits	—	—	—	—	—	(8)

Total	—	700,000	700,000	—	1,849,994	350,000

A. W. Nelson
Cash Severance	425,000	425,000	—	—	—	—
Stock Awards	—	—	—	—	—	—
Health Benefits	(6)	(6)	(6)	—	—	—
Life Insurance	—	—	—	—	150,000	—
Disability Benefits	—	—	—	—	—	(3)

Total	425,000	425,000	—	—	150,000	—

(1)	Whether or not in connection with a change in control.

(2)	Mr. Bowman is entitled to reimbursement for group health plan costs for the lesser of 18 months following termination or until Mr. Bowman becomes eligible for other group health benefits.

(3)	Disability payments of $11,500 per month would be payable through age 65.

(4)

This amount is not determinable. In the event that the Company divests all (or substantially all) of its interest in GCG, Mr. Isaac will be entitled to a special bonus payment based on 3% of the net sales price of the interest that is sold.

(5)

Mr. Isaac is entitled to payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for twelve months following termination.

(6)	Continuation of eligible medical benefits under COBRA for eighteen months.

(7)	Continuation of eligible medical benefits under COBRA for twelve months.

(8)	Consists of short-term disability payments of $31,500 per month for 6 months, followed by long-term disability payments of $15,000 per month, would be payable through age 65.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                     E. JENNER WOOD, III, CHAIRMAN

                     HARSHA V. AGADI

                     JAMES D. EDWARDS

                     CHARLES H. OGBURN

STOCK OWNERSHIP INFORMATION

Security Ownership of Management

The following table sets forth information, as of March 5, 2013, as to shares of Class A and Class B Common Stock beneficially owned by each current director, each of the named executive officers, and all current directors and executive officers as a group. As of March 5, 2013, there were 29,612,950 shares of Class A Common Stock and 24,690,172 shares of Class B Common Stock outstanding.

	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Harsha V. Agadi	101,978	—	—	—
P. George Benson (3)	78,622	—	—	—
Jeffrey T. Bowman (4)	805,644	—	2.7%	—
Jesse C. Crawford (5)	11,867,375	12,836,881	40.1	52.0%
James D. Edwards (6)	81,622	2,000	—	—
Russel L. Honoré	42,622	—	—	—
Joia M. Johnson	24,298	8,700	—	—
Charles H. Ogburn (7)	243,361	—	—	—
E. Jenner Wood, III (8)(9)	73,372	—	—	—
W. Bruce Swain (10)	190,381	—	—	—
Ian V. Muress (10)	129,536	—	—	—
David A. Isaac (11)	228,326	2,038	—	—
Allen W. Nelson	164,847	—	—	—
All Directors and Executive Officers as a Group (20 persons)(12)	14,538,362	12,852,212	49.1	52.1

(1)	Except as otherwise indicated in the following footnotes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)

Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)	Includes 36,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 5, 2013.

(4)	Includes 405,200 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 5, 2013.

(5)

Includes 24,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 5, 2013. The shares of Class A Common Stock shown as beneficially owned by Jesse C. Crawford include 53,691 shares held in trust for his son over which he has sole voting and shared dispositive power, 3,892,091 shares held in the Estate of Virginia C. Crawford over which he has sole voting power and shared dispositive power, 1,970,690 shares held in three Grantor Retained Annuity Trusts (GRATs) over which his wife is trustee and he has no voting power, but has indirect dispositive power pursuant to a substitution power in the GRATs, 929,700 shares held in the 2012 Family Trust over which his wife is trustee and he has no voting power, but he has indirect dispositive power pursuant to a substitution power in the trust and 275,000 shares held in an irrevocable trust over which his wife is trustee and he has no voting power, but has indirect dispositive power pursuant to a substitution power in the trust. See Note (2) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.

(6)	Includes 39,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 5, 2013.

(7)	The shares shown as beneficially owned by Mr. Ogburn include 12,000 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(8)	Includes 30,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 5, 2013.

(9)

Mr. Wood is Chairman, President and Chief Executive Officer of SunTrust Bank Georgia/North Florida Division. Mr. Wood disclaims beneficial ownership in any shares held by SunTrust Banks, Inc. or any of its subsidiaries, which shares are not reflected in the table. See “Information With Respect to Certain Business Relationships and Related Transactions” and “Security Ownership of Certain Beneficial Owners.”

(10)	Includes 10,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 5, 2013.

(11)

Includes 20,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 5, 2013. The shares of Class A Common Stock shown as beneficially owned by David A. Isaac include 49,100 shares held in four trusts for his children over which he has no voting or dispositive power and 1,464 shares over which he shares voting and dispositive power. Mr. Isaac shares voting and dispositive power with respect to the shares of Class B Common Stock shown as beneficially owned.

(12)

Includes 5,163,946 shares of Class A Common Stock and 51,276 shares of Class B Common Stock as to which voting or dispositive power is shared and 634,200 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 5, 2013.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 5, 2013:

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Class B Shares Outstanding
Jesse C. Crawford Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329	12,836,881	(1)	52.0%
Crawford Partners, L.P. 55 Park Place Atlanta, Georgia 30303	10,466,931	(3)	42.4
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,551,634	(4)	6.3
SunTrust Banks, Inc. 303 Peachtree Street, NE Atlanta, Georgia 30308	1,511,627	(2)	6.1
Linda K. Crawford 57 N. Green Bay Road Lake Forest, Illinois 60045	1,459,977		5.9
F&C Asset Management, plc 80 George Street Edinburgh EH2 3BU United Kingdom	1,254,859	(5)	5.1

(1)

As of December 31, 2012. Based on a Schedule 13D/A filed with the SEC by Jesse C. Crawford and Liverpool II, LLC (“Liverpool”) and Crawford Partners, L.P. (“Partners”), entities controlled by Mr. Crawford. According thereto, Mr. Crawford directly or indirectly has or can exercise (i) sole voting power over 12,451,969 shares, including certain shares held by Liverpool and/or Partners; (ii) sole dispositive power over 12,402,731 shares, including certain shares held by Liverpool and/or Partners; (iii) shared voting power with respect to 384,912 shares held in a trust over which he serves as co-trustee; and (iv) shared dispositive power with respect to 434,150 shares held in various trusts over which he serves as co-trustee. Mr. Crawford holds 100% of the membership units of Liverpool and is its chief executive officer. Liverpool is the general partner of Partners. Each of Partners and Liverpool report sole voting and dispositive power over 10,466,931 of the above-reported shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303.

(2)

As of December 31, 2012. Based upon a Schedule 13G/A filed with the SEC by SunTrust Banks, Inc. (“SunTrust Bank”) on February 7, 2013. According thereto, the shares are held by certain subsidiaries of SunTrust Bank in various fiduciary and agency capacities. SunTrust Bank has sole voting power with respect to 1,073,977 of such shares. SunTrust Bank has sole dispositive power with respect to 1,511,627 of such shares. SunTrust Bank disclaims any beneficial interest in any such shares.

(3)	Mr. Crawford has sole voting and dispositive power of the shares held by Crawford Partners, LLC.

(4)

As of December 31, 2012. Based upon a Schedule 13G filed with the SEC by BlackRock, Inc. on February 6, 2013. According thereto, BlackRock, Inc. has sole voting and dispositive power over all such shares.

(4)

As of December 31, 2012. Based upon a Schedule 13G filed with the SEC by F&C Asset Management, plc on January 29, 2013. According thereto, F&C Asset Management, plc has sole voting and dispositive power over all such shares.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND

RELATED TRANSACTIONS

For information on the Company’s Related Party Transactions Policy, please refer to the Audit Committee discussion under “Standing Committees and Attendance at Board and Committee Meetings,” above.

SunTrust Banks, Inc. held 1,511,627 shares of Class B Common Stock of the Company as of December 31, 2012. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Banks, Inc. is a customer of the Company and, in the ordinary course of its business and on prevailing marketplace terms, provides certain banking services to the Company. SunTrust Bank, an affiliate of SunTrust Banks, Inc., participates as a lender in the Company’s credit facility, for which it receives customary payments of interest, repayments of principal, and fees. The Company’s credit facility was entered into in the ordinary course of SunTrust Bank’s business, and we believe such loans were and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other parties, and such loans do not involve more than the normal risk of collectability or present other unfavorable features. In addition, the Company also maintains a commercial banking relationship with SunTrust Bank. SunTrust Bank also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, a director of the Company, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Georgia/North Florida Division.

On December 24, 2012, in accordance with and pursuant to its previously disclosed and ongoing share repurchase program, the Company purchased 300,000 shares of Class A Common Stock from Mr. Crawford, a member of the Board of Directors and the majority shareholder of the Company, for $1,485,000 in a negotiated transaction unanimously approved by the Audit Committee and the Board of Directors (with Mr. Crawford recused from all of the Board’s deliberations with respect thereto).

EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2012. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,857,532	(1)	$4.51	(2)	7,388,698	(3)

(1)

Shares issuable pursuant to the outstanding options under the Company’s stock option plans (1,114,255 shares), the 1996 Employee Stock Purchase Plan, as amended (114,519 shares), and the U.K. ShareSave Scheme (628,758 shares).

(2)	Includes exercise prices for outstanding options under the Company’s stock option plans, the 1996 Employee Stock Purchase Plan, as amended, and the U.K. ShareSave Scheme.

(3)

Represents shares which may be issued under the 1996 Employee Stock Purchase Plan, as amended (594,830 shares), the Executive Stock Bonus Plan (4,642,042 shares), the Non-Employee Director Stock Plan (1,151,826), and the International Employee Stock Purchase Plan (1,000,000). Includes 16,134 shares that were granted and were earned but were not vested or issued at December 31, 2012. Excludes all share grants that were unearned at December 31, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2012, all of its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements, except for one late Form 4 filing regarding one transaction for each of Mr. Bowman, Mr. Swain, Mr. Muress, Mr. Nelson, Mr. Frawley, Mr. Reeves, Mr. Flynn, Ms. Lisenbey, Mr. Cole, Mr. Lauria and Mr. Bell.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Wood, Ogburn, Edwards and Agadi. None of the foregoing individuals are or have been in the past officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

SunTrust Banks, Inc. held 1,511,627 shares of Class B Common Stock of the Company as of December 31, 2012. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Banks, Inc. is a customer of the Company and, in the ordinary course of its business and on prevailing marketplace terms, provides certain banking services to the Company. SunTrust Bank, an affiliate of SunTrust Banks, Inc., participates as a lender in the Company’s credit facility, for which it receives customary payments of interest, repayments of principal, and fees. The Company’s credit facility was entered into in the ordinary course of SunTrust Bank’s business, and we believe such loans were and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other parties, and such loans do not involve more than the normal risk of collectability or present other unfavorable features. In addition, the Company also maintains a commercial banking relationship with SunTrust Bank. SunTrust Bank also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, a director of the Company, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Georgia/North Florida Division.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote. The Company currently provides its shareholders a say-on pay vote every two years. In the Company’s most recent advisory say-on-pay vote at the Company’s 2011 annual meeting of shareholders, approximately 92.5% of votes cast were “for” approval of the executive compensation as disclosed in our proxy statement relating to the 2011 annual meeting of shareholders. The Compensation Committee has considered the outcome of this vote in its ongoing establishment and oversight of the compensation of the executive officers of the Company.

Our executive compensation program has been designed to implement certain core compensation principles, namely “pay for performance” and alignment of management’s interests with our shareholders’ interests to support long-term value creation and encourage an appropriate level of risk-taking behavior consistent with our long-term strategy. In the course of establishing our 2012 compensation programs and awarding compensation, our management and Compensation Committee determined what it considered appropriate levels and types of performance-based incentives to motivate our named executive officers to achieve short-term and long-term business goals. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareowners’ interests to support long-term value creation. Please read the “Compensation Discussion and Analysis” section, including the accompanying compensation tables and related narrative, of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2012 compensation of our named executive officers.

The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our named executive officers. We currently intend to provide our shareholders an opportunity to have a say-on-on pay vote every two years until we hold our next advisory vote on the frequency of future say-on-pay votes, which will be no later than at the Company’s 2017 annual meeting of shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our named executive officers and the compensation philosophy, objectives, policies and practices described in this proxy statement. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

“RESOLVED, that the shareholders of Crawford & Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2013 and beyond.

The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL 3 - APPROVAL OF THE

CRAWFORD & COMPANY U.K. SHARESAVE SCHEME, AS AMENDED

Background. The Crawford & Company U.K. Sharesave Scheme, as amended (the “U.K. Plan”) was originally adopted by the Board of Directors on July 28, 1999. As originally adopted, 500,000 shares of the Company’s Class A Common Stock were available for issuance to Eligible Participants (as defined below). On February 7, 2006, the Compensation Committee of the Board, as administrator of the U.K. Plan, adopted an amendment to increase the number of shares of Class A Common Stock available for issuance thereunder by 500,000, which amendment was approved by the shareholders of the Company at the Company’s 2006 annual meeting of stockholders. On November 6, 2009, the Compensation Committee approved a further amendment to the U.K. Plan to extend the term of the U.K. Plan for 10 additional years and to update the U.K. Plan for statutory changes. The U.K. Plan, as further amended, was approved by the shareholders of the Company at the Company’s 2010 annual meeting of shareholders. On March 22, 2013, the Board adopted a further amendment to the U.K. Plan to further increase the number of shares of Class A Common Stock available for issuance thereunder by 1,000,000 (the “Amendment”). Pursuant to the rules and regulations of the New York Stock Exchange, the Amendment is subject to the approval of the Company’s shareholders.

The following summary of the material terms of the U.K. Plan is qualified in its entirety by reference to the full text of the U.K. Plan, which is attached hereto as Appendix A (as so attached, the U.K. Plan does not give effect to the Amendment).

General.    The U.K. Plan allows for Eligible Participants (as defined below) to purchase shares of our Class A Common Stock at a discount using accumulated savings from payroll deductions pursuant to a three-year, five-year or seven-year period savings program (a “Savings Contract”).

Purpose.    The purpose of the U.K. Plan is to attract, retain and motivate Eligible Participants to retain their focus on the long-term growth of the Company by providing them with an opportunity to purchase shares of the Company’s Class A Common Stock at a discount to the market value.

Eligibility.    To be eligible to participate in the U.K. Plan (an “Eligible Participant”), an individual must generally be (i) an employee of Crawford or a Participating Company (as defined below) on the grant day for an award (and has been an employee for the previous five year period or such other time period during such period as determined by the Compensation Committee), or (ii) a director of Crawford or a Participating Company (and has been a full-time director (as defined in the U.K. Plan) for the previous five year period or such other time period during such period as determined by the Compensation Committee, so long as such person generally was subject to tax in the U.K. with respect to his or her employment or position.

The Compensation Committee is authorized to determine each Participating Company under the U.K. Plan. Generally, and as of the date hereof, a Participating Company is any direct or indirect subsidiary of the Company operating in the United Kingdom.

As of the date hereof, there are approximately 1,262 Eligible Participants, and 548 individuals actually participating in the U.K. Plan in the purchase period ending April 1, 2013. Mr. Muress is the only named executive officer eligible to participate in the U.K. Plan.

Grants under the U.K. Plan.    Eligible Participants who elect to participate in the U.K. Plan make monthly contributions (via payroll deductions) in an amount between £5 and £250 per month in connection with a three-year, five-year or seven-year period (a “Savings Period”) Savings Contract. In addition, Eligible Participants receive an option to purchase shares of Class A Common Stock under the U.K. Plan (an “Option”). The price at which shares of Class A Common Stock are acquired by the exercise of Options under the U.K. Plan is set by the Committee but is generally 85% of the fair market value of our Class A Common Stock (determined by reference to the price thereof on the New York Stock Exchange, if applicable) as determined prior to any grant date pursuant to section 3.5 of the U.K. Plan. In the event of any variation of the capital stock of the Company, the

Compensation Committee is authorized to adjust the price at which shares may be acquired before any Option is exercised or after the exercise of any Option but prior to transfer of shares pursuant to such exercise. Upon exercise, the exercise price will be paid to and retained by the Company.

The payroll deductions are kept in accounts with the bank or building society with whom the Savings Contract is made until the Eligible Participant either exercises (or declines to exercise) the Option at the end of the applicable Savings Period or earlier withdraws from participation in the U.K. Plan. The accumulated amounts and any bonus amounts are generally used to pay the exercise price at the end of the applicable Savings Period. An Eligible Participant may withdraw from participation in the U.K. Plan at any time. Once an Eligible Participant has withdrawn, there is no opportunity to resume participation for that Savings Period. The administrator of the U.K. Plan will make any repayment of savings to such Eligible Participant if so requested. As a tax-qualified plan in the United Kingdom, U.K. citizens receive a tax-free bonus amount on the payroll deductions, provided the Eligible Participant has continued to save for the full Savings Period. For withdrawals prior to such time, but after an Eligible Participant has been saving for one year and made at least 12 monthly contributions, the Eligible Participant will receive interest on his/her contributions.

Options may generally be exercised (i) within 6 months after the completion of the applicable Savings Period, (ii) within 12 months after the Eligible Participant’s death (or within 12 months if such death occurs 3 years after the maturity date), (iii) within 6 months after the Eligible Participant’s termination of employment with the Participating Company as a result of injury, disability, redundancy (within the meaning of the United Kingdom Employment Rights Act of 1996) or retirement, (iv) within 6 months after the Eligible Participant’s termination of employment with the Participating Company as a result of certain changes of control of the Participating Company, or (v) within 6 months after the Eligible Participant’s termination of employment with the Participating Company for any other reason (except for misconduct) more than 3 years after the grant of the Option. Options may not be exercised at all in the event the Eligible Participant (i) ceases to be employed by the Participating Company for any reason other than death, disability, redundancy, retirement, injury or certain changes in control of the Participating Company, within 3 years after the grant of the Option or (ii) gives notice of termination before an Option has become exercisable terminating payments under the applicable Savings Contract or applies for repayment of the monthly contributions paid under the applicable Savings Contract.

Shares Available.   As of March 5, 2013 371,242 shares had been acquired under the U.K. Plan. On March 20, 2013, the closing price of the Company’s Class A Common Stock was $5.32.

For certain additional information concerning securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2012, see “Equity Compensation Plans” elsewhere in this proxy statement.

Term.   Offers to participate under the U.K. Plan can only be made until May 4, 2020.

Administration.   The Board, or a committee appointed by the Board, is authorized to administer the U.K. Plan. The administrator of the U.K. Plan is authorized to, among other things:

¡	determine the applicable grant date of any offering;
¡	determine the length of any offering;
¡	set the maximum amount of the monthly contribution under a Savings Contract (subject to applicable restrictions);
¡	provide all notices in connection with the U.K. Plan;
¡	make price adjustments in the event of any variation of the capital stock of the Company; and
¡	amend the U.K. Plan at any time, subject to any required consents of any applicable regulatory authorities.

Amendment of the U.K. Plan.   The Compensation Committee may at any time amend the U.K. Plan and shall obtain any required approvals and consents from the United Kingdom HM Revenue & Customs (“HMRC”). If HMRC approval is not required, the Compensation Committee is authorized to make any non material changes to the U.K. Plan without resubmitting the U.K. Plan to the HMRC.

Notwithstanding the foregoing, any material amendment to the U.K. Plan must be approved by our stockholders in order to comply with continued listing requirements of the New York Stock Exchange.

Taxation Considerations

Taxation Considerations.   The following is a brief summary of the general taxation considerations to Participants and the Company of participation in the U.K. Plan. This summary is not intended to be exhaustive and does not describe other foreign, or state or local tax considerations, nor does it describe considerations based on particular circumstances. Each Eligible Participant should refer to the actual text of the U.K. Plan set forth in Appendix A and should consult with a tax advisor as to specific questions relating to tax considerations in connection with participation in the U.K. Plan.

US Federal Tax Considerations.   The grant of an Option under the U.K. Plan does not give rise to any income tax liability for an Eligible Participant subject to tax in the U.S. Generally, the recipient of an Option grant in the U.S. would be subject to tax at the time of exercise of the Option on the difference between the fair market value of the Class A Common Stock obtained upon exercise of the Option and the per share exercise price. This amount would be taxed as ordinary income to the Option recipient and the Company would be entitled to a corresponding tax deduction in an amount equal to the amount taxable to the Participant at exercise. However, due to the potential discount from fair market value of the exercise price of shares of Class A Common Stock, and the other terms under the U.K. Plan, Eligible Participants subject to tax in the U.S. may be taxed earlier than at exercise of the Option (e.g., at vesting) and may also be subject to an additional 20% penalty. Any bonus or interest received under a Savings Contract would be subject to tax in the year received.

At the time of sale of shares of Class A Common Stock obtained upon exercise of an Option, the Eligible Participant will recognize a capital gain or loss. If the Eligible Participant sells or disposes of the shares obtained upon exercise of an Option more than 12-months after purchase, the Eligible Participant will recognize long-term capital gain on any additional gain. If the Eligible Participant sells or disposes of the shares obtained upon exercise of an Option 12-months or less after purchase, then the Eligible Participant will recognize short-term capital gain on any additional gain.

U.K. Tax Considerations.   The grant of an Option under the U.K. Plan does not give rise to any income tax liability for an Eligible Participant resident and ordinarily resident in the U.K. Provided that such a Participant has held the relevant Option for more than three years (or less than three years and his or her employment with the Company or a Participating Company has ceased as a result of death, disability, injury, retirement, the attainment of age 60 or redundancy). If the Eligible Participant exercises an Option in other circumstances, however, a charge to income tax of the Eligible Participant may arise on the exercise of the Option. The income arising on exercise of such Option will form part of the Eligible Participant’s income for the tax year in which the exercise occurred, and income tax will be chargeable on the amount by which the fair market value of the common shares acquired upon exercise of the Option on the date of exercise exceeds the price paid for those shares. The income tax due will be payable by the Eligible Participant, after the Eligible Participant submits his or her annual tax return, through the U.K. “self assessment” regime. The Company will receive a corporation tax deduction for the amount of the gain made on the exercise of the Option by the Eligible Participant.

At the time of sale of the underlying shares of Class A Common Stock received upon exercise of an Option, capital gains tax will arise on any gain realized by the Eligible Participant and will be calculated by reference to the difference between the sale proceeds and the base cost of the common shares acquired upon exercise of the Option. The base cost of the common shares for this purpose is the price paid for such shares (plus any amount chargeable to income tax on exercise of the Option). A U.K. Eligible Participant is entitled to an annual capital gains tax exemption and the net chargeable gain is currently chargeable to tax at a flat rate of 18 or 28 percent, depending on the total amount of taxable income of the Eligible Participant. Any bonus or interest received under a Savings Contract will not give rise to any income tax or National Insurance Contributions liability to the Eligible Participant.

The Board of Directors unanimously recommends a vote FOR the approval of the addition of 1,000,000 authorized shares of Class A Common Stock to the Crawford & Company U.K. Sharesave Scheme, as amended.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT AUDITOR

Ernst & Young LLP has been appointed by the Audit Committee of the Board of Directors to serve as the independent auditor for the Company for the fiscal year 2013. Ernst & Young has served as the independent auditor of the Company since the Company’s 2002 fiscal year. Although the selection and appointment of an independent auditor is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment as a matter of good corporate governance. Despite the appointment of Ernst & Young LLP as the Company’s independent auditor and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to appoint another auditor for 2013, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, if present, will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.

Fees Paid to Ernst & Young LLP

In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2012 and 2011:

	2012	2011
Audit fees(1)	$3,593,131	$2,724,045
Audit related fees(2)	423,028	367,805
Tax fees(3)	443,780	403,676
All other fees	—	—

Total	$4,459,939	$3,495,526

(1)	Audit fees include: the annual financial statement audit, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit related fees include: service organization control reports, accounting consultations, and attest services related to acquisitions.

(3)	Tax fees consist principally of professional services rendered for tax compliance and tax planning and advice.

The Audit Committee reviews and pre-approves, in addition to all audit services, all non-audit services to be provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such non-audit services after due deliberation.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditor for 2013.

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent auditor the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committee, as amended. In addition, the

Audit Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Rules Section 303(A)(6) and otherwise complied with the obligations stated therein.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

                     JAMES D. EDWARDS, CHAIRMAN

                     JOIA M. JOHNSON

                     CHARLES H. OGBURN

                     E. JENNER WOOD, III

SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 2014 Annual Meeting of Shareholders must be received by the Company no later than November 29, 2013 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-4 under the Exchange Act, the Board of Directors may exercise discretionary voting authority at the 2014 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to have included in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to November 29, 2013 and the shareholder satisfies the other requirements of Rule 14a-4(c).

OTHER MATTERS

The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.

March 29, 2012

APPENDIX A

CRAWFORD & COMPANY

U.K. SHARESAVE SCHEME,

AS AMENDED

HMRC Reference: SRS2374/IGB

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Scheme, unless the context otherwise requires:

“3-Year Option”, “5-Year Option” and “7-Year Option” have the meanings given in sub-rule 3.2 below;

“Associated Company” means an associated company within the meaning given to that expression by paragraph 47 of Schedule 3;

“Board” means the board of directors of the Company or a committee appointed by them;

“Bonus Date”, in relation to an option, means:

(A)	in the case of a 3-Year Option, the earliest date on which the bonus is payable,

(B)	in the case of a 5-Year Option, the earliest date on which a bonus is payable, and

(C)	in the case of a 7-Year Option, the earliest date on which the maximum bonus is payable;

and for this purpose “payable” means payable under the Savings Contract made in connection with the option;

“Company” means Crawford & Company, a corporation incorporated under the laws of the state of Georgia in the USA;

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Exercise Date” shall be the date on which a validly completed notice of exercise is received by the Company;

“Grant Day” shall be construed in accordance with sub-rule 2.1 below;

“Invitation Date” shall be the date on which an invitation is given pursuant to sub-rule 3.6 below;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“ITTOIA 2005” means the IT (Trading and Other Income) Act 2005;

“Key Feature” means a provision of the Scheme which is necessary in order to meet the requirements of Schedule 3;

“Participant” means a person who holds an option granted under this Scheme;

“Participating Company” means the Company or any Subsidiary to which the Board has resolved that this Scheme shall for the time being extend;

“Revenue” means Her Majesty’s Revenue and Customs;

“Savings Body” means any bank, building society, or European authorised institution (within the meaning of section 704 ITTOIA 2005 and authorised in accordance with section 707 ITTOIA 2005) with which a Savings Contract can be made;

“Savings Contract” means an agreement to pay monthly contributions under the terms of a certified contractual savings scheme, within the meaning of section 703(1) ITTOIA 2005, which has been approved by the Revenue for the purposes of Schedule 3;

“Schedule 3” means Schedule 3 to ITEPA 2003;

“Specified Age” means age 60;

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 1159 of the Companies Act 2006) and of which the Company has Control;

“Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

and expressions not otherwise defined in this Scheme have the same meanings as they have in Schedule 3.

1.2	Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics are for guidance only and do not form part of this Scheme.

2.	ELIGIBILITY

2.1	Subject to sub-rule 2.5 below, an individual is eligible to be granted an option on any day (the “Grant Day”) if (and only if):

(A)	he is on the Grant Day an employee or director of a company which is a Participating Company; and

(B)	he either satisfies the conditions specified in sub-rule 2.2 below or is nominated by the Board for this purpose.

2.2	The conditions referred to in sub-rule 2.1(B) above are that:

(A)

the individual shall at all times during the qualifying period have been an employee (but not a director) or a full-time director of the Company or a company which was for the time being a Subsidiary; and

(B)	at the relevant time, the individual’s earnings from his employment or office meet (or would meet if there were any) the requirements set out in paragraphs 6(2)(c) and 6(2)(ca) of Schedule 3.

2.3	For the purposes of sub-rule 2.2 above:

(A)

the relevant time is the date on which any invitation is given under Rule 3.6 below or such other time during the period of 5 years ending with the Grant Day as the Board may determine (provided that no such determination may be made if it would have the effect that the qualifying period would not fall within that 5- year period);

(B)	the qualifying period is such period ending at the relevant time but falling within the 5-year period mentioned in paragraph 2.3(A) above as the Board may determine;

(C)

an individual shall be treated as a full-time director of a company if he is obliged to devote to the performance of the duties of his office or employment with the company not less than 25 hours a week;

(D)

Chapter I of Part XIV of the Employment Rights Act 1996 shall have effect, with any necessary changes, for ascertaining the length of the period during which an individual shall have been an employee or a full-time director and whether he shall have been an employee or a full-time director at all times during that period.

2.4

Any determination of the Board under paragraph 2.3(A) or 2.3(B) above shall have effect in relation to every individual for the purpose of ascertaining whether he is eligible to be granted an option on the Grant Day.

2.5

An individual is not eligible to be granted an option at any time if he is at that time ineligible to participate in this Scheme by virtue of paragraph 11 of Schedule 3 (material interest in close company).

3.	GRANT OF OPTIONS

3.1

Subject to Rule 4 below, the Board may grant an option to acquire shares in the Company which satisfy the requirements of paragraphs 18 to 22 of Schedule 3 (fully paid up, unrestricted, ordinary share capital), upon the terms set out in this Scheme, to any individual who:

(A)	is eligible to be granted an option in accordance with Rule 2 above, and

(B)	has applied for an option and proposed to make a Savings Contract in connection with it (with a Savings Body approved by the Board) in the form and manner prescribed by the Board,

and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

3.2

The type of option to be granted to an individual, that is to say a 3-Year Option, a 5-Year Option or a 7-Year Option, shall be determined by the Board or, if the Board so permits, by the individual; and for this purpose:

(A)

a 3-Year Option is an option in connection with which a three year Savings Contract is to be made and in respect of which, subject to sub-rule 4.3 below, the repayment is to be taken as including the bonus;

(B)

a 5-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which, subject to sub-rule 4.3 below, the repayment is to be taken as including a bonus other than the maximum bonus; and

(C)	a 7-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which the repayment is to be taken as including the maximum bonus.

3.3

The amount of the monthly contribution under the Savings Contract to be made in connection with an option granted to an individual shall, subject to sub-rule 4.5 below, be the amount which the individual shall have specified in his application for the option that he is willing to pay or, if lower, the maximum permitted amount, that is to say, the maximum amount which:

(A)

when aggregated with the amount of his monthly contributions (being not less than £5) under any other Savings Contract linked to this Scheme or to any other savings-related share option scheme approved under Schedule 3, does not exceed £250 or such other maximum amount as may for the time being be permitted by paragraph 25(3)(a) of Schedule 3;

(B)	does not exceed the maximum amount for the time being permitted under the terms of the Savings Contract; and

(C)	when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Scheme, does not exceed any maximum amount determined by the Board.

3.4

The number of shares in respect of which an option may be granted to any individual shall be the maximum number which can be paid for, at the price determined under sub-rule 3.5 below, with monies equal to the amount of the repayment due on the Bonus Date under the Savings Contract to be made in connection with the option and for these purposes, the exchange rate to be used shall be the closing mid-point sterling/US dollar exchange rate published in the Financial Times (or such other newspaper as the Board may select from time to time) on the Exercise Date (or if not published on that day, the last preceding day of publication).

3.5

The price at which shares may be acquired by the exercise of options of a particular type granted on any day shall be a price denominated in US dollars which is determined by the Board and stated on that day, provided that:

(A)	if shares of the same class as those shares are quoted on the New York Stock Exchange, the price shall not be less than 80% of:

(1)	the average of the closing prices of shares of that class on the five dealing days last preceding the Invitation Date, or

(2)

if the first of those dealing days does not fall within the period of 30 days ending with the day on which the options are granted or falls prior to the date on which the Company last announced its results for any period, the closing price of shares of that class on the dealing day last preceding the day on which the options are granted or such other dealing day as may be agreed with the Revenue;

(B)

if paragraph (A) above does not apply, the price shall not be less than the Specified Percentage of the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of this Scheme with the Revenue Shares and Assets Valuation, on:

(1)	the Invitation Date, or

(2)

if that date does not fall within the period of 30 days ending with the day on which the options are granted, on the day on which the options are granted or such other day as may be agreed with the Revenue; and

(C)	in the case of an option to acquire shares only by subscription, the price shall not be less than the nominal value of those shares;

3.6	The Board shall ensure that, in relation to the grant of options on any day:

(A)	every individual who is eligible to be granted an option on that day has been given an invitation;

(B)	the invitation specifies a period of not less than 14 days in which an application for an option may be made; and

(C)	every eligible individual who has applied for an option as mentioned in sub-rule 3.1 above is in fact granted an option on that day.

3.7	An invitation to apply for an option may only be given within the period of 10 years ending on 5 November 2019.

3.8	An option granted to any person:

(A)	shall not, except as provided in sub-rule 5.2 below, be capable of being transferred by him; and

(B)	shall lapse forthwith if he is adjudged bankrupt.

4.	EXERCISE OF OPTIONS

4.1

The exercise of any option shall be effected in the form and manner prescribed by the Board, provided that the monies paid for shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract made in connection with the option.

4.2	Subject to sub-rules 4.3, 4.4 and 4.6 below and to Rule 6 below, an option shall not be capable of being exercised before the Bonus Date.

4.3	Subject to sub-rule 4.8 below:

(A)	if any Participant dies before the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, and

(B)	if he dies on or within 6 months after the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the Bonus Date,

provided in either case that his death occurs at a time when he either holds the office or employment by virtue of which he is eligible to participate in this Scheme or is entitled to exercise the option by virtue of sub-rule 4.4 below.

4.4

Subject to sub-rule 4.8 below, if any Participant ceases to hold the office or employment by virtue of which he is eligible to participate in this Scheme (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:

(A)	if he so ceases by reason of injury, disability, redundancy within the meaning of the Employment Rights Act 1996, or retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing;

(B)

if he so ceases by reason only that the office or employment is in a company of which the Company ceases to have Control, or relates to a business or part of a business which is transferred to a person who is not an Associated Company of the Company, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing;

(C)	if he so ceases for any other reason within 3 years of the grant of the option, the option may not be exercised at all;

(D)

if he so ceases for any other reason (except for dismissal for misconduct) more than 3 years after the grant of the option, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing.

4.5

Subject to sub-rule 4.8 below, if, at the Bonus Date, a Participant holds an office or employment with a company which is not a Participating Company but which is an Associated Company of the Company, any option granted to him may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of the Bonus Date.

4.6

Subject to sub-rule 4.8 below, where any Participant continues to hold the office or employment by virtue of which he is eligible to participate in this Scheme after the date on which he reaches the Specified Age, he may exercise any option within 6 months of that date.

4.7	Subject to sub-rule 4.3 above, an option shall not be capable of being exercised later than 6 months after the Bonus Date.

4.8

Where, before an option has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the option may not be exercised at all.

4.9

A Participant shall not be treated for the purposes of sub-rules 4.3 and 4.4 above as ceasing to hold the office or employment by virtue of which he is eligible to participate in this Scheme until he ceases to hold an office or employment in the Company or any Associated Company of the Company, and a female Participant who ceases to hold the office or employment by virtue of which she is eligible to participate in this Scheme by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her option shall be treated for the purposes of sub-rule 4.4 above as not having ceased to hold that office or employment.

4.10	A Participant shall not be eligible to exercise an option at any time:

(A)	unless, subject to sub-rules 4.4 and 4.5 above, he is at that time a director or employee of a Participating Company;

(B)	if he is not at that time eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 3 (material interest in close company).

4.11	An option shall not be capable of being exercised more than once.

4.12

Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that:

(A)	the Board considers that the issue or transfer thereof would be lawful in all relevant jurisdictions; and

(B)

in a case where a Participating Company is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the “Tax Liability”), that person has either:

(1)	made a payment to the Participating Company of an amount equal to the Tax Liability; or

(2)

entered into arrangements acceptable to that or another Participating Company to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Participating Company of the relevant amount out of the proceeds of sale or otherwise).

4.13

All shares allotted under this Scheme shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to such shares by reference to a record date before the date of the allotment.

4.14	If shares of the same class as those allotted under this Scheme are listed on any stock exchange, the Company shall apply to that stock exchange for any shares so allotted to be admitted thereto.

5.	TAKEOVER, RECONSTRUCTION AND WINDING UP

5.1	If any person obtains Control of the Company as a result of making a general offer to acquire:

(A)	the whole of the issued ordinary share capital of the Company, which is made on a condition such that, if it is met, the person making the offer will have Control of the Company; or

(B)	all the shares in the Company which are of the same class as the shares in question obtained under the Scheme; and

the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 4.3, 4.4, 4.7 and 4.8 above, any option may be exercised within one month (or such longer period as the Board may permit) of the notification, but not later than 6 months after that person has obtained Control and any condition subject to which the offer is made has been satisfied.

5.2

If a compromise or arrangement is sanctioned by the court under section 899 of the Companies Act 2006 for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, the Board shall forthwith notify every Participant thereof and, subject to sub-rules 4.3, 4.4, 4.7 and 4.8 above, any option may be exercised within one month of the notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Scheme) lapse on the expiration of that period.

5.3

If as a result of the events specified in sub-rules 5.1 and 5.2 a company (the “acquiring company”) obtains Control of the Company, any Participant may at any time within 6 months beginning with the time, in the case of the events specified in sub-rule 5.1, the acquiring company obtains Control and any condition subject to which the offer is made is met and, in the case of the events in sub-rule 5.2 the acquiring company obtains Control (or such other period as specified in paragraph 38(3) of Schedule 3) by agreement with the acquiring company, release any option which has not lapsed (the “old option”) in consideration of the grant to him of an option (the “new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 18(b) or (c) of Schedule 3).

5.4

The new option shall not be regarded for the purposes of sub-rule 5.3 above as equivalent to the old option unless the conditions set out in paragraph 39(4) of Schedule 3 are satisfied, but so that the provisions of this Scheme shall for this purpose be construed as if:

(A)	the new option were an option granted under this Scheme at the same time as the old option;

(B)

except for the purposes of the definitions of “Participating Company” and “Subsidiary” in sub-rule 1.1, and sub-rules 4.4(B), 4.5 and 4.9 above, the expression the “Company” were defined as “a company whose shares may be acquired by the exercise of options granted under this Scheme”;

(C)	the Savings Contract made in connection with the old option had been made in connection with the new option; and

(D)	the Bonus Date in relation to the new option were the same as that in relation to the old option.

6.	VARIATION OF CAPITAL

6.1	Subject to sub-rule 6.3 below, in the event of any variation of the share capital of the Company, the Board may make such adjustments as it considers appropriate under sub-rule 6.2 below.

6.2	An adjustment made under this sub-rule shall be to one or more of the following:

(A)	the price at which shares may be acquired by the exercise of any option;

(B)	where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the price at which they may be acquired.

6.3	At a time when this Scheme is approved by the Revenue under Schedule 3, no adjustment under sub-rule 6.2 above shall be made without the prior approval of the Revenue.

6.4

An adjustment under sub-rule 6.2 above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised exceeds the price at which the shares may be subscribed for and to apply that sum in paying up that amount on the shares; and so that on the exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

7.	ALTERATIONS

The Board may at any time alter this Scheme, provided that:

(A)	no amendment may materially affect a Participant as regards an option granted prior to the amendment being made; and

(B)	no amendment to a Key Feature shall have effect until approved by the Revenue.

8.	MISCELLANEOUS

8.1

The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

8.2

In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

8.3

The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable laws.

8.4

Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of the Company or a Subsidiary, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/crd
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 7, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 7, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Each of the Director Nominees in Item 1 and

FOR Items 2, 3 and 4.

1. Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below).

01 H. V. Agadi 02 P. G. Benson 03 J. T. Bowman	04 J. C. Crawford 05 J. D. Edwards 06 R. L. Honoré	07 J. M. Johnson 08 C. H. Ogburn 09 E. J. Wood, III	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to approve, on an advisory basis, the compensation paid to certain of the Company’s executive officers in 2012.	☐ For	☐ Against	☐ Abstain

3. Proposal to approve Crawford & Company U. K. ShareSave Scheme, as amended, to increase the number of shares of Class A Common Stock available thereunder by 1,000,000.	☐ For	☐ Against	☐ Abstain

4. Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2013 fiscal year.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN ITEM 1 AND FOR PROPOSALS 2, 3 AND 4.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CRAWFORD & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2013

2:00 p.m.

Crawford & Company

Worldwide Headquarters

1001 Summit Boulevard

Atlanta, Georgia 30319

Crawford & Company
1001 Summit Boulevard
Atlanta, Georgia 30319	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2013.

The shares of Class B common stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” each of the Director nominees listed in Item 1 and “FOR” Items 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint J. T. Bowman, W. B. Swain, and A. W. Nelson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

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